Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

KEYSIGHT TECHNOLOGIES, INC.

and

IXIA

Dated as of January 30, 2017

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 30, 2017 is made by and between Keysight Technologies, Inc., a Delaware Corporation (“Parent”), and Ixia, a California corporation (the “Company”). Parent and the Company, and, from and after the time Merger Sub executes and delivers the Joinder Agreement, Merger Sub are referred to herein collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article 1.

WHEREAS, promptly following the execution of this Agreement, Parent will form a new wholly-owned subsidiary of Parent (“Merger Sub”) as a California corporation, and Parent will cause Merger Sub to, and Merger Sub will, execute and deliver a joinder agreement to this Agreement, in the form attached as Exhibit A, and be bound hereunder (the “Joinder Agreement”);

WHEREAS, the Board of Directors of the Company has, by unanimous vote of all of the directors, (a) approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions set forth in this Agreement, and (b) resolved to recommend the approval of this Agreement and the principal terms of the Merger by the shareholders of the Company, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has unanimously approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of (i) Katelia Capital Group Ltd. and Laurent Asscher, and (ii) The Errol Ginsberg and Annette R. Michelson Family Trust dated October 13, 1999, and Errol Ginsberg, in their capacity as a shareholder of the Company, has simultaneously herewith entered into a Voting and Support Agreement (collectively, the “Voting and Support Agreements”) in connection with the Merger; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
 Definitions

Section 1.01.      Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any litigation, action, claim, proceeding, investigation, suit, arbitration, or similar proceeding (public or private), in each case by or before a Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person. For the purposes of this definition, “control” (including the terms “controlling” and “controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws of any jurisdiction that are designed or intended to govern competition or prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) and each other employment, individual consulting, employee benefit, welfare, supplemental unemployment benefit, bonus, pension, retirement, savings, profit-sharing, executive compensation, change in control, retention, severance, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, share appreciation, phantom stock option, health or other medical, dental, life, disability, or other insurance or other employment-related plan, program, policy, agreement, or arrangement sponsored, maintained, or contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of their employees or former employees and their dependents or beneficiaries, or with respect to which the Company and its Subsidiaries have or reasonably could be expected to have any liability.

“Business Day” means any day, excluding Saturday, Sunday, and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CGCL” means the General Corporation Law of the State of California, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Company Balance Sheet” means the condensed consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2016 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016, filed with the SEC on November 7, 2016.

“Company Balance Sheet Date” means September 30, 2016.

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“Company Common Stock” means the common stock, without par value, of the Company.

“Company Equity Plan” means the Second Amended and Restated Ixia 2008 Equity Incentive Plan.

“Company Intellectual Property” means the Non-Owned Intellectual Property and the Owned Intellectual Property.

“Company Preferred Stock” means the preferred stock, without par value, of the Company.

“Company Termination Fee” means an amount equal to $59,715,404.

“Contract” means any written or oral contract, agreement, or other instrument, obligation or arrangement that is or purports to be legally binding.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 2, 2015, by and among the Company, as the borrower, certain Subsidiaries of the Borrower party thereto, Silicon Valley Bank, as administrative agent, swingline lender and L/C issuer, Regions Bank, Cadence Bank, N.A., and the lenders party thereto, as amended, supplemented, restated or otherwise modified.

“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of the environment or occupational health or safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any pollutants, contaminants, or toxic or hazardous materials, substances, or wastes (“Hazardous Materials”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FRAND Obligation” means obligations to license or grant non-assertion covenants on either royalty-free or fair, reasonable and non-discriminatory terms pursuant to the policies of a standards setting organization that relate to one or more claims of a Patent that is essential to a standard published by such a standards setting organization.

“GAAP” means United States generally accepted accounting principles, applied in a manner consistent throughout the periods involved.

“Governmental Authority” means any foreign, federal, state, provincial, or local governmental or regulatory authority, commission, board, department, bureau, agency, court, tribunal, regulatory or administrative body or self-regulatory body, or any subdivision or branch of the foregoing.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties, and other liabilities with respect to (a) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (d) the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations, but excluding trade payables or accruals in the ordinary course of business), (e) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (f) obligations of such Person as an account party under letters of credit, letters of guaranty and performance bonds, to the extent drawn upon or an event has occurred that (with notice or lapse of time or both) would trigger a right to draw upon, (g) all obligations of the type described in clauses (a) through (f) above secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, and (h) direct or indirect guarantees or other forms of credit support (including all “keepwell” arrangements) of any obligations described in clauses (a) through (g) above of any other Person.

“Intellectual Property” means all intellectual property rights, whether in the United States or any foreign jurisdiction, including those in and to: (a) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”), (b) registered and unregistered trademarks, service marks, trade dress and applications therefore, along with names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) registered and unregistered copyrights and copyrightable subject matter (including Software), and (d) trade secrets and all other rights in ideas, know-how, inventions, technology, algorithms, proprietary processes, formulae, data, databases, models, and methodologies (collectively, “Trade Secrets”).

“Intervening Event” means any material change, effect, event, occurrence, state of facts, or development arising after the date of this Agreement, that (a) was not known to, or reasonably foreseeable by, the Board of Directors of the Company, or the material consequences of which were not known to, or reasonably foreseeable by, the Board of Directors of the Company, in each case as of or prior to the date of this Agreement, (b) becomes known to, or reasonably foreseeable by, the Board of Directors of the Company prior to the Company Shareholder Approval, and (c) does not involve or relate to (i) an Acquisition Proposal or a Superior Proposal or (ii) any fluctuation in the market price or trading volume of the Company Common Stock, in and of itself.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.01(a) of the Disclosure Letter.

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“Law” means any federal, state, local, municipal, or foreign order, constitution, law (including common law), ordinance, rule, code, regulation, statute or treaty.

“Leased Real Property” means the real property described in Section 1.01(b) of the Disclosure Letter, constituting all real property that is leased or subleased by the Company or its Subsidiaries, and all real property that the Company has the right to use or occupy, pursuant to a Real Property Lease.

“Lien” means any lien, claim, charge, mortgage, pledge, encumbrance, security interest, easement, assessment, restriction on use, voting or transfer or other restriction similar in substance to any of the foregoing (other than restrictions on transfer generally arising under federal and state securities Laws).

“made available” means that such information, document or material was (a) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) on or after January 1, 2016, (b) made available for review by Parent or Parent’s Representatives in the electronic data site established on behalf of the Company for Project Oscar 2017 on DataSite operated by the Merrill Corporation and to which Parent and Parent’s Representatives have been given access in connection with the transactions contemplated by this Agreement or in a location otherwise specified to Parent in writing by the Company or the Company’s Representatives, or (c) actually delivered (whether by physical or electronic delivery) to Parent or its Representatives, in each case of clauses (a) and (b), prior to 11:59 P.M. New York time, on the first Business Day prior to the date hereof, and in the case of clause (c), prior to the execution and delivery of this Agreement.

“Material Adverse Effect” means any changes, effects, events, occurrences, states of facts, or developments that, alone or in combination with other changes, effects, events, occurrences, states of facts or developments, (a) have had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole or (b) would prevent, materially impair or materially delay the performance by the Company of, or has or would have a material adverse effect on the ability of the Company to perform, its obligations under this Agreement; provided, that in the case of clause (a) above, any change, effect, event, occurrence, state of facts, or development to the extent arising from or attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect: (i) the execution, delivery, announcement, or pendency of this Agreement or the transactions contemplated by this Agreement, including (A) the identity of Parent and (B) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its customers, employees, or suppliers, or with any other third party; (ii) changes in business or political conditions or conditions generally affecting the industry or segments in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital, credit, or financial markets in general or the markets in which the Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement (but including in this clause (iii) any change, effect, event, occurrence, state of facts, or development arising from any actions or omissions required to comply with Section 5.01 only to the extent that such change, effect, event, occurrence, state of facts, or development

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is the direct result of Parent unreasonably withholding its consent to the Company’s written request delivered in accordance with the notice requirements set forth in Section 8.02 to take (or refrain from taking) an action otherwise prohibited under Section 5.01); (iv) any change after the date of this Agreement in GAAP or applicable Laws or the interpretation or enforcement thereof; (v) any acts of war (whether or not declared), armed hostilities, sabotage, or terrorism occurring after the date of this Agreement or the continuation, escalation, or worsening of any such acts of war, armed hostilities, sabotage, or terrorism threatened or underway as of the date of this Agreement; (vi) any earthquakes, hurricanes, floods, or other natural disasters, acts of God or force majeure events; and (vii) the failure of the Company or any of its Subsidiaries to meet internal forecasts, budgets, or financial projections or any decline in the market price or trading volume of the Company Common Stock on the NASDAQ Global Select Market (provided, that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts, or development underlying such failure or decline has resulted in or contributed to a Material Adverse Effect, except to the extent such underlying cause would otherwise be excepted from this definition); except in the case of the foregoing clauses (ii), (iv), (v), and (vi) to the extent any change, effect, event, occurrence, state of facts, or development has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the industry in which the Company operates.

“Non-Owned Intellectual Property” means all Intellectual Property used by the Company or any of its Subsidiaries that is not Owned Intellectual Property.

“Order” means any order, writ, judgment, ruling, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority or arbitrator.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, or operating agreement (or the equivalent organizational documents) of the Company or its Subsidiaries, as applicable, as in effect on the date of this Agreement.

“Owned Intellectual Property” means all Intellectual Property that is owned, or claimed to be owned, by the Company or any of its Subsidiaries, including the Company Registered Intellectual Property.

“Owned Real Property” means the real property described in Section 1.01(c) of the Disclosure Letter, constituting all real property that is owned by the Company or its Subsidiaries.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by the Company and its Subsidiaries, in each case, only if adequate reserves with respect thereto have specifically been established in the Company Balance Sheet; (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business, that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; (c) zoning, entitlement, building, and other land use regulations imposed by any Governmental Authority having jurisdiction over Leased Real Property or Owned Real Property which are not violated by the current use and operation thereof and which

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do not materially impair the occupancy or use thereof for the purposes for which such Leased Real Property or Owned Real Property is currently used in connection with the business of the Company and its Subsidiaries; (d) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to Leased Real Property or Owned Real Property which do not materially impair the occupancy, or use thereof for the purposes for which such Leased Real Property or Owned Real Property is currently used in connection with the business of the Company and its Subsidiaries; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation under applicable Law that arise in the ordinary course of business; (f) Liens on goods in transit incurred pursuant to documentary letters of credit in the ordinary course of business; (g) non-exclusive licenses and other non-exclusive grants with respect to Intellectual Property, each to the extent granted in the ordinary course of business; (h) those liens on the Company’s Intellectual Property recorded at the United States Patent and Trademark Office that are set forth on Section 1.01(d) of the Disclosure Letter or incurred pursuant to the Credit Agreement; and (i) in the case of Leased Real Property, statutory encumbrances or encumbrances arising by operation of Law in favor of landlords for amounts not yet due and payable under any Real Property Lease, that are not, individually or in the aggregate, material to the business or the assets.

“Person” means an individual, partnership, corporation, limited liability company business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Real Property Leases” means each lease, sublease, license, or occupancy agreement, and any amendments thereto, pursuant to which the Company or one of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any Leased Real Property.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, and representatives, including any investment banker, financial advisor, attorney, accountant, or other advisor, agent, representative, or Affiliate.

“Required Information” means (A) the financial information regarding the Company and its Subsidiaries described in paragraphs (3)(ii) and (3)(iv) of Annex C to the Bridge Commitment Letter (as in effect on the date of this Agreement) and (B) financial data relating to the Company and its Subsidiaries reasonably requested by Parent to produce the pro forma financial statements and other pro forma financial data and financial information (including pro forma adjustments relating to the transactions contemplated hereby, it being understood that the Company is not responsible for any pro forma adjustments related to the Financing, for the preparation of the pro forma financial statements as a whole or for any financial information with respect to the Parent or its Subsidiaries) required in order to satisfy the condition set forth in paragraph (3)(v) of Annex C to the Bridge Commitment Letter (as in effect on the date of this Agreement); provided, further, that (a) if the Company or any of its Subsidiaries has publicly announced (i) its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or (ii) any such restatement is under consideration or may be a possibility, in each such case, the Required Information shall be deemed not to have been provided unless and until such restatement has been completed and the applicable financial information has been amended and updated such that any such restatement is

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no longer intended or required, or until the Company or any of its Subsidiaries has publicly announced that no restatement is required; and (b) if the Company’s independent registered public accounting firm have withdrawn any audit opinion with respect to any financial statements contained in the Required Information, the Required Information shall be deemed not to have been provided unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the Company’s independent registered public accounting firm (any event described in the foregoing clauses (a) and (b) is referred to herein as a “Required Information Trigger Event”). If the Company in good faith reasonably believes that it has delivered the Required Information after the satisfaction of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing itself), it may deliver to Parent written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Information shall be deemed to have been delivered on the date of such delivery specified in such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within two (2) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity the Required Information that has not been delivered). Notwithstanding the foregoing, the Required Information shall be deemed to have been delivered by the Company to Parent on such date as the commitments made by the Financing Sources in respect of the Bridge Financing have been permanently reduced pursuant to the Bridge Commitment Letter or the definitive documentation related thereto to zero.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) data, databases and compilations, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and training documentation, related to any of the foregoing.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other legal entity in which such Person (either alone or through or together with any other Subsidiary) owns or has the power to vote or control, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests of such other Person.

“Takeover Laws” means any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Business Combination,” or other similar state anti-takeover Laws.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule, or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Taxing Authority.

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“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign, or other taxes, imposts, and assessments including ad valorem, capital, capital stock, customs, and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods, and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines, or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines, or penalties and shall include any transferee liability in respect of any and all of the above.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on the Company or any of its Subsidiaries.

“Willful Breach” means (a) with respect to any failure of a representation or warranty to be true or correct, that the Party making such representation or warranty had actual knowledge of (in the case of the Company representations or warranties that are qualified as to the “Knowledge of the Company”, such knowledge shall be limited to the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.01(a) of the Disclosure Letter), as of the date of this Agreement, the fact that such representation or warranty was untrue or incorrect as of such date and (b) with respect to any material breach of a covenant or other agreement, a material breach that is a consequence of an act undertaken or omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a breach of the relevant covenant or agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Defined Term	Section
Acceptable Confidentiality Agreement	Section 5.02(a)
Acquisition Proposal	Section 5.02(i)(i)
Action	Section 1.01
Affiliate	Section 1.01
Agreement	Preamble
Agreement of Merger	Section 2.03
Alternative Acquisition Agreement	Section 5.02(d)
Antitrust Laws	Section 1.01
Bankruptcy and Equity Exceptions	Section 3.02(a)
Benefit Plan	Section 1.01
Book-Entry Shares	Section 2.07(c)
Bridge Commitment Letter	Section 4.07(a)
Bridge Financing	Section 4.07(a)
Business Day	Section 1.01
California Secretary	Section 2.03
Certificate	Section 2.07(c)
CGCL	Section 1.01
Chapter 13	Section 2.08(i)
Chosen Courts	Section 8.08
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Defined Term	Section
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 1.01
Commitment Letter	Section 5.15(b)
Company	Preamble
Company 401(k) Plan	Section 5.07(f)
Company Adverse Recommendation Change	Section 5.02(d)
Company Balance Sheet	Section 1.01
Company Balance Sheet Date	Section 1.01
Company Board Recommendation	Section 3.02(b)
Company Common Stock	Section 1.01
Company Equity Awards	Section 2.07(d)(iv)
Company Equity Plan	Section 1.01
Company ESPP	Section 2.07(d)(iii)
Company Intellectual Property	Section 1.01
Company Preferred Stock	Section 1.01
Company Registered Intellectual Property	Section 3.16(a)
Company RSU	Section 2.07(d)(ii)
Company RSU Payments	Section 2.07(d)(ii)
Company SEC Documents	Section 3.06(a)
Company Shareholder Approval	Section 3.02(a)
Company Stock Option	Section 2.07(d)(i)
Company Termination Fee	Section 1.01
Confidentiality Agreement	Section 5.04(c)
Continuing Employees	Section 5.07(a)
Contract	Section 1.01
Credit Agreement	Section 1.01
Current Premium	Section 5.06(c)
D&O Insurance	Section 5.06(c)
Disclosure Letter	Article 3
Dissenting Share	Section 2.08(i)
Effective Time	Section 2.03
End Date	Section 7.01(b)(i)
Environmental Laws	Section 1.01
ERISA	Section 1.01
Exchange Act	Section 1.01
Excluded Shares	Section 2.07(b)
Existing Credit Facility Terminations	Section 5.11
Fee Letter	Section 4.07(a)
Financing	Section 5.15(b)
Financing Sources	Section 4.07(a)
FRAND Obligation	Section 1.01
GAAP	Section 1.01
Governmental Authority	Section 1.01
Hazardous Materials	Section 1.01
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Defined Term	Section
HSR Act	Section 1.01
Indebtedness	Section 1.01
Indemnification Agreements	Section 5.06(a)
Indemnified Parties	Section 5.06(a)
Intellectual Property	Section 1.01
International Employee Plan	Section 3.15(h)
Intervening Event	Section 1.01
Joinder Agreement	Recitals
Knowledge of the Company	Section 1.01
Law	Section 1.01
Leased Real Property	Section 1.01
Lien	Section 1.01
made available	Section 1.01
Material Adverse Effect	Section 1.01
Material Contract	Section 3.12
Material Customer	Section 3.19
Material Supplier	Section 3.19
Merger	Section 2.01
Merger Sub	Recitals
Non-Owned Intellectual Property	Section 1.01
Non-Paying Party	Section 7.03(e)
OFAC Sanctions Regulations	Section 3.22
Option Payments	Section 2.07(d)(i)
Order	Section 1.01
Organizational Documents	Section 1.01
Owned Intellectual Property	Section 1.01
Owned Real Property	Section 1.01
Parent	Preamble
Parent 401(k) Plan	Section 5.07(f)
Parent Financing	Section 5.16(a)
Parent Termination Fee	Section 7.03(d)
Parties	Preamble
Patents	Section 1.01
Paying Agent	Section 2.08(a)
Paying Agent Agreement	Section 2.08(a)
Payment Fund	Section 2.08(a)
Per Share Merger Consideration	Section 2.07(c)
Permits	Section 3.11(c)
Permitted Liens	Section 1.01
Person	Section 1.01
Prohibited Changes	Section 5.15
Proxy Statement	Section 3.08
Real Property Leases	Section 1.01
Recipient Party	Section 7.03(e)
Representatives	Section 1.01
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Defined Term	Section
Required Information	Section 1.01
Required Information Trigger Event	Section 1.01
Sarbanes-Oxley Act	Section 1.01
SEC	Section 1.01
Securities Act	Section 1.01
Shareholders Meeting	Section 5.03(c)
Shareholder Litigation	Section 5.14
Software	Section 1.01
Specified Date	Section 3.04(a)
Subsidiary	Section 1.01
Superior Proposal	Section 5.02(i)(ii)
Surviving Corporation	Section 2.01
Takeover Laws	Section 1.01
Tax Return	Section 1.01
Taxes	Section 1.01
Taxing Authority	Section 1.01
Trade Secrets	Section 1.01
Voting and Support Agreements	Preamble
Willful Breach	Section 1.01

Section 1.02.      Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, paragraph, clause, Schedule, or Exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “section of any statute or regulation” include any successor to the section. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine, or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. All references to “$” in this Agreement shall be deemed references to United States dollars. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. The headings contained herein (including in the Exhibits and the Disclosure Letter) are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. The Parties agree that the terms and language of this Agreement were the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be

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resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Article 2
The Merger

Section 2.01.      The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), and as a result thereof the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

Section 2.02.      Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing itself, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), by electronic exchange of documents, or at such place or such other time or date as shall be agreed in writing between Parent and the Company; provided, however, that, notwithstanding the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article 6, Parent and Merger Sub shall not be obligated to effect the Closing prior to the fifth (5th) Business Day following the day the Company has provided to Parent and Merger Sub the Required Information, unless Parent shall provide written notice of an earlier date (but, subject in each such case, to the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing itself, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions); provided further, if the Required Information is deemed not to have been provided as a result of a Required Information Trigger Event during the period between the provision of such Required Information and the Closing, a new five (5) Business Day period shall commence upon cure of the applicable Required Information Trigger Event as indicated therein. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.03.      Effective Time. As soon as practicable on the Closing Date, the Parties shall (a) cause an agreement of merger (the “Agreement of Merger”), in such form as is appropriate under the CGCL, to be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of California (the “California Secretary”), together with the officers’ certificates required by the CGCL, and (b) make any other filings or recordings required to be made by the Company or Merger Sub under the CGCL in connection with the Merger. The Merger shall become effective at such time as the Agreement of Merger is duly filed with the California Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Agreement of Merger (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

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Section 2.04.      Effects of the Merger. The Merger shall have the effects set forth in this Agreement and specified in the applicable provisions of the CGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

Section 2.05.      Articles of Incorporation and Bylaws of the Surviving Corporation.

(a)                At the Effective Time, the amended and restated articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to be the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time (provided that the name of the Surviving Corporation will be “Ixia”), and as so amended and restated shall thereafter be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law (subject to Section 5.06).

(b)               At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to be the bylaws of Merger Sub in effect immediately prior to the Effective Time (provided that the name of the Surviving Corporation will be “Ixia”), and as so amended and restated shall thereafter be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law (subject to Section 5.06).

Section 2.06.     Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the individuals appointed by Parent prior to or as of the Effective Time shall be the officers of the Surviving Corporation.

Section 2.07.      Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company or any holder of any securities of any of the foregoing:

(a)                Capital Stock of Merger Sub. Each share of common stock of Merger Sub, without par value, issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid, and nonassessable share of common stock of the Surviving Corporation, without par value.

(b)               Cancellation of Parent-Owned Company Common Stock. Each issued and outstanding share of Company Common Stock that is owned by Parent or Merger Sub, or by any Subsidiary of Parent or Merger Sub, or the Company, immediately prior to the Effective Time (except to the extent held by any such Person on behalf of a third party) (collectively, the “Excluded Shares”), shall automatically be cancelled and shall cease to exist, and no cash, stock, or other consideration shall be delivered or deliverable in exchange therefor.

(c)                Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and

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Dissenting Shares) shall automatically be cancelled and converted into the right to receive cash in an amount, without interest, equal to $19.65 (the “Per Share Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares (a “Certificate”) or book-entry shares (“Book-Entry Shares”) (other than Excluded Shares and Dissenting Shares) shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Per Share Merger Consideration, without interest, in accordance with Section 2.08. The right of any holder of any share of Company Common Stock to receive the Per Share Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(d)               Company Equity Awards. The Company shall take all requisite action so that:

(i)                 Treatment of Company Stock Options. Each option (or portion thereof) to purchase shares of Company Common Stock under the Company Equity Plan (“Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any required action on the part of Parent, Merger Sub, the Company or any holder thereof or any other Person, become fully vested and be cancelled in consideration for the right to receive a cash payment with respect thereto equal to the product of (A) the total number of shares of Company Common Stock subject to such cancelled Company Stock Option immediately prior to the Effective Time and (B) the excess, if any, of (1) the Per Share Merger Consideration over (2) the exercise price per share subject to such cancelled Company Stock Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (x) any such Company Stock Option with respect to which the exercise price per share subject thereto is equal to or greater than the Per Share Merger Consideration shall be cancelled in exchange for no consideration and (y) such Option Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.08(h). The Surviving Corporation shall cause each Option Payment to be paid, less any required Tax withholdings, as promptly as practicable following the Effective Time (and not later than the first regularly scheduled payroll date on or after the fifth Business Day after the Effective Time) through its payroll systems. From and after the Effective Time, no Company Stock Option shall be outstanding, and each Company Stock Option shall only entitle the holder thereof to the payment provided for in this Section 2.07(d)(i).

(ii)               Treatment of Company RSUs. Each restricted stock unit award granted pursuant to the Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time (“Company RSU”) shall, at the Effective Time, automatically and without any required action on the part of Parent, Merger Sub, the Company or any holder thereof or any other Person, become fully vested and be cancelled in consideration for the right to receive, following the Effective Time, a cash payment with respect thereto equal to the product of (A) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Per Share Merger Consideration, without interest (such amounts payable hereunder, the “Company RSU Payments”); provided, however, that such Company RSU Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.08(h). For purposes of clarification, if, immediately prior to the Effective Time, a Company RSU remains subject to a performance-based vesting condition, such Company RSU shall, at such time and in accordance

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with the terms thereof, become earned at the target performance level, and such Company RSU shall, at the Effective Time, become fully vested and be cancelled in the same manner as described in the preceding sentence. The Surviving Corporation shall cause each Company RSU Payment to be paid, less any required Tax withholdings, as promptly as practicable following the Effective Time (and not later than the first regularly scheduled payroll date on or after the fifth Business Day after the Effective Time) through its payroll systems. From and after the Effective Time, no Company RSU shall be outstanding, and each Company RSU shall only entitle the holder thereof to the payment provided for in this Section 2.07(d)(ii).

(iii)             Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take any actions, and the Board of Directors of the Company and/or the Compensation Committee thereof, as applicable, shall adopt any resolutions and take any actions, that are necessary to provide that with respect to the Company 2010 Employee Stock Purchase Plan, as amended (the “Company ESPP”): (A) participants in the Company ESPP may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Company ESPP) and no new participants may begin participating in the current offering period, (B) no offering period will be commenced after the date of this Agreement (it being understood that any offering period in effect on the date hereof may continue in accordance with its terms), (C) any offering period that is in effect as of the date of this Agreement shall be terminated effective as of the last day of the purchase period that is in effect as of the date of this Agreement or, if earlier, prior to the Effective Time, and all amounts then credited to the accounts of participants shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP, (D) the amount of the accumulated contributions of each participant under the Company ESPP as of the termination of the Company ESPP shall, to the extent not used to purchase shares of Company Common Stock in accordance with the Company ESPP, be refunded to such participant as promptly as practicable following the Effective Time (without interest and less any required Tax withholdings), and (E) the Company ESPP shall be terminated as of the Effective Time. To the extent such accumulated contributions are used to purchase shares of Company Common Stock, the purchased shares shall be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.07(c).

(iv)             At or prior to the Effective Time, the Company shall take any actions, and the Board of Directors of the Company and/or the Compensation Committee thereof, as applicable, shall adopt any resolutions and take any actions, that are necessary to (A) effectuate the treatment of the Company Stock Options and the Company RSUs (collectively, the “Company Equity Awards”) and the Company ESPP as provided in this Section 2.07(d) and (B) cause the Company Equity Plan and the Company ESPP to terminate at or prior to the Effective Time, it being understood and agreed that from and after the Effective Time, no Company Equity Award holder shall have any right with respect to any Company Equity Award or otherwise under any Company Equity Plan, and no participant in the Company ESPP shall have any rights with respect to the Company ESPP, in each case other than to receive the payment provided for in this Section 2.07(d).

(e)                Anti-Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into a different number of shares or a

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different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, business combination, tender or exchange offer, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within such period, the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that (i) in no event shall the aggregate amount payable by Parent pursuant to Section 2.08 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.08 had such event not occurred and (ii) nothing in this Section 2.07 shall permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.08.      Disposition of Certificates and Book-Entry Shares.

(a)                Paying Agent. Prior to the Effective Time, Parent shall appoint a U.S.-based nationally recognized bank or trust company, which shall be reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the Per Share Merger Consideration to the holders of the shares of Company Common Stock as provided in Section 2.07(c). Parent will enter into a paying agent agreement with the Paying Agent (the “Paying Agent Agreement”) on terms reasonably acceptable to Parent and the Company prior to the Closing. At the Closing, Parent shall deposit with the Paying Agent cash in immediately available funds in the amount necessary for payment of the aggregate Per Share Merger Consideration in accordance with Section 2.07(c) and this Section 2.08 (such total deposited cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make payments of the Per Share Merger Consideration out of the Payment Fund in accordance with this Agreement and the Paying Agent Agreement. The Payment Fund shall not be used for any other purpose. As soon as reasonably practicable but no later than the first regularly scheduled payroll date on or after the fifth Business Day after the Effective Time, Parent shall pay or cause to be paid to the Surviving Corporation in cash the amounts payable in respect of the Company Stock Options pursuant to Section 2.07(d)(i) and the Company RSUs pursuant to Section 2.07(d)(ii), and the Surviving Corporation shall disburse such amounts in accordance with Section 2.07(d)(i) and Section 2.07(d)(ii), respectively, to the extent the Surviving Corporation does not have the cash on hand to pay such amounts.

(b)               Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such shares except as otherwise provided for herein. From and after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent, or the Surviving Corporation for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares) shall be cancelled and exchanged for the Per Share Merger Consideration.

(c)                Payment Procedures.

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(i)                 As soon as practicable after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably agree) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Per Share Merger Consideration. Upon surrender of any Certificate (or affidavit of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by Parent or the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor an amount of cash in immediately available funds equal to (1) the number of shares of Company Common Stock represented by such Certificate (or affidavits of loss in lieu thereof) multiplied by (2) the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 2.08(h)), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.08.

(ii)               Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article 2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other documentation or evidence, if any, as Parent or the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such share of Company Common Stock (less any required Tax withholdings as provided in Section 2.08(h)), and the Book-Entry Shares of such holder shall forthwith be cancelled.

(d)               Termination of Payment Fund. Any portion of the Payment Fund which remains unclaimed for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of shares of Company Common Stock prior to the Effective Time who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of the Per Share Merger Consideration (subject to abandoned property, escheat, or similar Laws).

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(e)                No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or, the Paying Agent, or any employee, officer, director, agent, representative or, Affiliate thereof, shall be liable to any Person in respect of the Per Share Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(f)                Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent (on behalf of the Surviving Corporation); provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $25 billion, or in funds investing solely in such obligations that provide for same day liquidity. Any net profit resulting from, or interest or income produced by, such investments shall be paid to the Surviving Corporation or Parent (at Parent’s election). To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt cash payments of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund required so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(g)               Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it or the Surviving Corporation or any of their Affiliates with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Per Share Merger Consideration payable in respect thereof, pursuant to this Agreement.

(h)               Withholding Rights. Parent, the Surviving Corporation, or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local, or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i)                 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock, if any, as to which the holder thereof shall have (i) properly demanded that the Company purchase such shares of Company Common Stock for fair market value in accordance with, and otherwise complied with, the provisions of Chapter 13 of the CGCL (“Chapter 13”), and (ii) not effectively withdrawn or lost such holder’s rights to demand purchase for such shares of Company Common Stock for fair market value pursuant to Chapter 13 (each, a “Dissenting Share”), shall not be converted into the right to receive the Per Share Merger Consideration payable pursuant to Section 2.07(c), but instead at the Effective Time shall become entitled only to payment from the Surviving Corporation of the fair value of such shares

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of Company Common Stock determined in accordance with Chapter 13 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Chapter 13); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw, or lose the right to payment of the fair value of such Dissenting Shares under Chapter 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease, and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Per Share Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company pursuant to Chapter 13, attempted withdrawals of such demands and any other instruments served pursuant to the CGCL and received by the Company relating to rights to be paid the fair market value of Dissenting Shares, and Parent shall have the right to participate in and control all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing. Any portion of the aggregate Per Share Merger Consideration paid to the Paying Agent to pay for shares that have become Dissenting Shares shall be returned to Parent upon demand, but solely with respect to Dissenting Shares that (A) the Surviving Corporation has become obligated to purchase for fair market value in accordance with the provisions of Chapter 13 pursuant to an Order of a Governmental Authority or (B) the Surviving Company has agreed with the holders of such Dissenting Shares to settle such demand to purchase such Dissenting Shares pursuant to an agreement between such parties.

Article 3
Representations and Warranties of the Company

Except (i) as disclosed in the Company SEC Documents filed with or furnished to the SEC and publicly available on or after January 1, 2016 and prior to the date of this Agreement (but excluding any disclosures set forth in any risk factors section, any disclosures in any section relating to “forward-looking statements” and any other disclosures to the extent they are predictions or forward-looking in nature and, provided, that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 3.01 (Organization, Standing, and Corporation Power), Section 3.02 (Authority), Section 3.03 (No Contravention; Consent and Approvals), Section 3.04 (Capitalization), Section 3.05 (Subsidiaries), Section 3.23 (Takeover Laws), Section 3.24 (Opinion of Financial Advisor) and Section 3.25 (No Brokers)) or (ii) as set forth in the disclosure letter, dated as of the date hereof, delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Disclosure Letter shall be deemed to be disclosed by the Company for, and apply to and qualify, the section or subsection of this Article 3 to which it corresponds and each other section or subsection of this Article 3 to the extent that it is reasonably apparent that such disclosure is applicable to such other section or subsection of this Article 3), the Company represents and warrants to Parent as follows:

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Section 3.01.      Organization, Standing, and Corporate Power.

(a)                The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of California and has all corporate power and authority required to carry on its business as conducted as of the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing, or good standing, except where the failure to be so qualified, licensed, or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)               The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Organizational Documents of the Company, as amended through the date hereof. Such Organizational Documents are in full force and effect and the Company is not in violation of any of their provisions.

Section 3.02.      Authority.

(a)                The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject to the approval of this Agreement and the principal terms of the Merger by the affirmative vote of the holders of a majority of the total number of shares of Company Common Stock outstanding (the “Company Shareholder Approval”), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by the Company and, assuming the due and valid authorization, execution, and delivery of this Agreement by the other Parties, this Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

(b)               At a meeting duly called and held, the Board of Directors of the Company has, by unanimous vote of all of the directors, (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to and in the best interests of the Company and the Company’s shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) subject to Section 5.02, resolved to recommend that the shareholders of the Company approve this Agreement and the principal terms of the Merger (the “Company Board Recommendation”) at the Shareholders Meeting and include such Company Board Recommendation in the Proxy Statement, which resolutions have not as of the date hereof been subsequently rescinded, modified, or withdrawn in any way.

Section 3.03.      Non-Contravention; Consents, and Approvals.

(a)                The execution and delivery of this Agreement by the Company do not, and subject to receipt of the Company Shareholder Approval and assuming that all consents, approvals, and authorizations contemplated by Section 3.03(b) have been obtained and all

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notices and filings described in Section 3.03(b) have been made, the consummation by the Company of the transactions contemplated hereby will not, (i) result in a violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) result in a violation of any Law or Order applicable to, binding upon or enforceable against the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) except as set forth in Section 3.03(a) of the Disclosure Letter, result in any loss, suspension, limitation or impairment of any right of the Company or any of its Subsidiaries under, or any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, or require any notice, consent or waiver under, any Contract or Permit binding upon the Company or any of its Subsidiaries or to which any of their respective properties or assets are subject, or (iv) result in the imposition of any Lien (other than Permitted Liens) upon any asset of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)               No consent, approval, order, or authorization of, action by or in respect of, or registration, declaration, or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or under any other applicable Antitrust Law, (ii) as required under applicable requirements of the Securities Act, the Exchange Act, any applicable foreign securities laws, state securities laws, and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Agreement of Merger, the officers’ certificates, and any other documents required to be filed with the California Secretary under the CGCL, (iv) as may be required for compliance with the rules of the NASDAQ Global Select Market and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations, and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

Section 3.04.      Capitalization.

(a)                The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, and (ii) 1,000,000 shares of Company Preferred Stock. As of the close of business on January 26, 2017 (the “Specified Date”):

(i)                 82,649,261 shares of Company Common Stock were issued and outstanding; and

(ii)               no shares of Company Preferred Stock were issued and outstanding.

All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Options, the Company RSUs and the

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Company ESPP, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)               Section 3.04(b) of the Disclosure Letter sets forth, as of the close of business on January 26, 2017, a complete and correct list of (i) all outstanding Company Stock Options, including the number of shares of Company Common Stock subject to such award, the name of the holder, the grant date, the vesting schedule and the expiration date thereof, and the exercise or purchase price per share; (ii) all outstanding Company RSUs, including the number of shares of Company Common Stock subject to such Company RSU (meaning, with respect to performance-based Company RSUs, the target and maximum number of shares of Company Common Stock subject to such Company RSU), the name of the holder and the grant date and vesting schedule thereof; and (iii) the number of shares of Company Common Stock available for issuance under the Company ESPP.

(c)                Except as set forth in Section 3.04(a) and Section 3.04(b) and for issuance of shares of Company Common Stock as expressly permitted by Section 5.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options, subscriptions or other rights to acquire from the Company, or other obligations of the Company to issue, transfer, exchange, sell or register for sale any capital stock, other voting securities, or securities convertible into or exchangeable for, capital stock or other voting securities of or other ownership interest in the Company, or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any such securities. There are no bonds, debentures, notes, or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities. Since the Specified Date through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Options or the Company RSUs, in accordance with their respective terms) or granted any Company Stock Option, Company RSUs or other equity or equity-based awards or interests. The Company Equity Plan and the Company ESPP are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted stock, restricted stock units, share appreciation rights or other compensatory equity and equity-based awards are outstanding. No awards other than the Company Equity Awards are outstanding under the Company Equity Plan or otherwise. With respect to each grant of Company Equity Awards, (i) each such grant was made in accordance with the terms of the Company Equity Plan and applicable Law (including rules of NASDAQ), (ii) each such grant was properly accounted for in accordance with GAAP in the Company SEC Documents (including financial statements) and all other applicable Law, and (iii) each Company Stock Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of the Company Common Stock on the date of such grant. The Company has made available to Parent

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each form of award agreement included in the Company Equity Plan, as well as copies of any award agreement for any outstanding award under the Company Equity Plan that deviates in any material respect from any such form of award agreement.

Section 3.05.      Subsidiaries.

(a)                Section 3.05(a) of the Disclosure Letter lists each Subsidiary of the Company as of the date hereof. Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing, and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational power, as applicable, required to carry on its business as conducted as of the date hereof. Each such Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity, as applicable, and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing, or good standing, except where the failure to be so qualified, licensed, or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)               The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Organizational Documents of each Subsidiary of the Company, as amended through the date hereof. Such Organizational Documents are in full force and effect and none of the Subsidiaries is in violation of any of the provisions in its Organizational Documents, in each case in any material respect.

(c)                All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and free of any preemptive rights, and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity interests. Except as set forth in Section 3.05(a) of the Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company, (iii) warrants, calls, options, subscriptions or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, sell or register for sale any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company, or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities. There are no bonds, debentures, notes, or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of such Subsidiary may vote.

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(d)               Except for equity interests in the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security or right, or has any agreement or commitment to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise), in any Person.

Section 3.06.      Company SEC Documents; Financial Statements; Internal Controls and Procedures.

(a)                Except as set forth in Section 3.06(a) of the Disclosure Letter, the Company has timely filed or furnished all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by the Company since January 1, 2014 (such documents, collectively with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, any exhibits and schedules to any of the foregoing documents and other information incorporated therein, the “Company SEC Documents”). Each of the Company SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment prior to the date hereof (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, in each case, in effect as of such time and applicable to such Company SEC Document, and none of the Company SEC Documents when filed or, if amended, as of the date of such most recent amendment prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed or refused to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Except as set forth in Section 3.06(a) of the Disclosure Letter, as of the date hereof, none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review. As of the date of this Agreement, there are no outstanding comments in any comment letters received by the Company from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries are required to file or furnish any report, statement, schedule, form or other document with, or make any filing of any sort with, or furnish any material to, the SEC.

(b)               Each of the consolidated financial statements (including the related notes and schedules thereto) of the Company included in the Company SEC Documents (or incorporated therein by reference) (i) complied as to form in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, (ii) had been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure), (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case

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of unaudited statements, to normal period-end audit adjustments) and (iv) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c)                Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation SK promulgated by the SEC).

(d)               Except as set forth in Section 3.06(b) of the Disclosure Letter, the Company has established and maintains “disclosure controls and procedures” and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the Audit Committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize, and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and any such deficiency, weakness and fraud so disclosed to auditors has been disclosed to Parent prior to the date hereof. The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic processes, whether computerized or not) that are under the exclusive ownership and direct control of the Company, its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

(e)                Since January 1, 2015, (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any employee or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in

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questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of applicable Law or breach of fiduciary duty by the Company or any employee or other Representative of the Company or any of its Subsidiaries to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

Section 3.07.      No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations of any nature, except for (a) those reflected or reserved against in the Company Balance Sheet, (b) liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business, (c) liabilities and obligations arising under this Agreement or the transactions contemplated hereby, (d) performance obligations under Contracts to which the Company or any of its Subsidiaries is a party or bound (other than any liabilities resulting from a breach by the Company or any of its Subsidiaries of such Contracts), (e) those set forth in Section 3.07 of the Disclosure Letter, or (f) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08.      Proxy Statement; Company Information. The proxy statement of the Company relating to the Shareholders Meeting (together with any amendments or supplements thereto, in each case, in the form or forms mailed to the Company’s shareholders, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to shareholders of the Company, and at the time of any meeting of the Company shareholders to be held in connection with the Merger (including the Shareholders Meeting), the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.08 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 3.09.      Absence of Certain Developments. Except as set forth in Section 3.09 of the Disclosure Letter, since December 31, 2015, (a) through the date of this Agreement, except as expressly contemplated or permitted by this Agreement the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 5.01(b) (other than clauses (i), (ii), (iv), (v) and, to the extent relating to the foregoing clauses, (xxii) of Section 5.01(b)), and (b) there has not occurred a Material Adverse Effect.

Section 3.10.      Litigation; Investigation. Except as set forth in Section 3.10 of the Disclosure Letter, (a) to the Knowledge of the Company, there is no investigation or review pending or threatened, by any Governmental Authority with respect to (i) the Company or any of its Subsidiaries or (ii) any of their respective current or former directors, officers or employees for events or occurrences while such officers, directors or employees are or were serving at the

27

Company’s or any of its Subsidiaries’ request in such capacity, and (b) there are no other Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, by or before any Governmental Authority, in each case of (a) and (b), that, individually or in the aggregate, have been or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; provided that to the extent any of the representations or warranties in the foregoing clauses (a) and (b) pertain to investigations, reviews or other Actions that relate to the execution, delivery or performance of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof. Except as set forth in Section 3.10 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any Order, except for those that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; provided that to the extent any of the representations or warranties in the foregoing sentence pertain to Orders that relate to the execution, delivery or performance of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.

Section 3.11.      Compliance with Laws. Except as set forth in Section 3.11 of the Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                the Company and its Subsidiaries are, and since January 1, 2014 have been, in compliance with all applicable Laws and all Orders to which the Company or any of its Subsidiaries are or were subject;

(b)               since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communications from any Governmental Authority regarding any actual or possible failure to comply in any material respect with any applicable Law or Order; and

(c)                (i) the Company and its Subsidiaries have, and have at all times since January 1, 2014 had, in effect all licenses, consents, approvals, permits, and authorizations obtained from a Governmental Authority that are necessary for the Company to own, lease and operate its properties and assets and to conduct the operation of their business as currently conducted (collectively, “Permits”), (ii) all such Permits are, and since January 1, 2014 have been, valid and in full force and effect except that to the extent a Permit was of a specified duration, the Permit was valid and in full force and effect for its duration, (iii) neither the Company nor any of its Subsidiaries is in default or violation under any such Permits, and (iv) there are no Actions pending or, to the Knowledge of the Company, threatened in writing relating to the suspension, failure to renew, revocation, or modification of any such Permits.

Section 3.12.      Material Contracts.

(a)                Except as set forth in Section 3.12 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following types of Contracts under which the Company or any of its Subsidiaries has, as of the date hereof, ongoing obligations or the ability to enforce rights thereunder:

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(i)                 any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii)               any material Contract with (A) any directors or officers of the Company or any of its Subsidiaries, or (B) any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Company Common Stock;

(iii)             any Contract which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement may, either alone or in combination with any other event, result in any payment (whether of severance pay or otherwise) becoming due from the Company, Parent or any of their respective Subsidiaries to any officer or employee of the Company or any of its Subsidiaries;

(iv)             any Contract pursuant to which the Company or any of its Subsidiaries grants or receives a license or other right to (A) Intellectual Property of a third party that is material to the operation of its business (excluding non-exclusive licenses for shrink-wrap, click-wrap or other non-custom commercially available Software or software-as-a-service), or (B) material Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business);

(v)               any Contract that imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, solicit any client or customer, acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business or material activities in connection with any product line by the Company or any of its Affiliates (or that following the Closing will materially restrict the ability of Parent or any of its Affiliates to engage in any line of business or activities in connection with any product line or any geography);

(vi)             any Contract that (A) resulted in the payment or receipt of more than $3,000,000 by the Company and its Subsidiaries in the fiscal year ended December 31, 2016, and (B) (1) obligates the Company or any of its Subsidiaries (or following the Closing, Parent or any of its Subsidiaries) to conduct business with any third party on an exclusive basis or (2) contains “most favored nation” covenants;

(vii)           any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of its Subsidiaries in excess of $3,000,000;

(viii)         any Contract with a labor union or works council;

(ix)             any Contract relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;

(x)               any settlement agreement (including co-existence agreements), or any Contract that waives any rights or grants any release, in each case where such settlement, waiver of rights or grant of release is material to the Company or any of its Subsidiaries;

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(xi)             any Contract that grants any option, right of first refusal, right of first offer or similar right or any other Lien with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(xii)           any Contract that provides for the acquisition or disposition of any material business or material assets (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise) and with any outstanding obligations that are material to the Company and its Subsidiaries, taken as a whole;

(xiii)         any joint venture, partnership or limited liability company agreement or other similar Contract;

(xiv)         any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (A) to make distributions or declare or pay dividends in respect of their capital stock or other equity interests, (B) to make loans to the Company or any of its Affiliates, or (C) to grant Liens on any property of the Company or any of its Affiliates;

(xv)           any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly owned Subsidiaries);

(xvi)         any Contract with, or providing for the services of, any distributor or direct reseller and involving aggregate revenues of the Company and its Subsidiaries for products and services of the Company or its Subsidiaries in excess of $1,550,000 between January 1, 2015 and November 20, 2016;

(xvii)       any Contract granting special rights to specific shareholders, including registration rights, investor rights, board nomination rights, and voting rights;

(xviii)     any Contract that obligates the Company to sell products with annual consideration of greater than $1,000,000 other than on a purchase order basis or entered into in the ordinary course of business consistent with past practice; and

(xix)         any material Contract to which (A) a Governmental Authority, (B) a Material Customer or (C) a Material Supplier is a party, excluding any purchase orders pursuant to which the Company sells or licenses, or purchases, goods or services.

All Contracts of the types referred to in clauses (i) through (xix) above (whether or not set forth on Section 3.12 of the Disclosure Letter) are referred to herein as a “Material Contract”. The Company has made available to Parent or its Representatives a true and complete copy of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder).

(b)               Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any

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Subsidiary of the Company is in breach of or default under the terms of any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any Material Contract; (iii) no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Knowledge of the Company, through the action or inaction of any third party, that with or without notice or the lapse of time or both would (A) constitute a breach of or default by, (B) result in a right of termination for or automatic termination of, or (C) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Contract; (iv) there are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract; and (v) during the twelve (12) month period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of termination in respect of any Material Contract, nor to the Knowledge of the Company, is any such party threatening in writing to do so.

Section 3.13.      Taxes. Except as set forth in Section 3.13 of the Disclosure Letter:

(a)                All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with all applicable Law, and all such Tax Returns are correct and complete in all material respects.

(b)               The Company and each of its Subsidiaries has paid (or caused to be paid) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c)                There is no Action now pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(d)               No written claim has been made by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e)                Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension, that is currently in effect, of the statute of limitations for the assessment or payment of any Tax or the filing of any Tax Return.

(f)                During the five (5)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)               Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined, or unitary group that includes such Person as a member, or (iii) except for such matters under any Real Property Lease, if any, a party to a Tax sharing or Tax allocation agreement or any other express or implied agreement to indemnify such Person.

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Section 3.14.     Labor and Employment Matters. Except as set forth in Section 3.14 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. To the Knowledge of the Company, there is currently no organized effort by any labor union to organize any employees of the Company and its Subsidiaries into one or more collective bargaining units. Neither the Company nor any of its Subsidiaries has experienced any material strike or claim of unfair labor practices or other collective bargaining dispute during the past five (5) years, and none are pending or, to the Knowledge of the Company, threatened in writing.

Section 3.15.      Employee Benefit Plans.

(a)                Section 3.15(a) of the Disclosure Letter sets forth a true, correct and complete list of each material Benefit Plan, a copy of which material Benefit Plan has been made available to Parent prior to the date hereof. Except as set forth in Section 3.15(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any material Benefit Plan. Notwithstanding the foregoing, the Company shall be obligated to list on Section 3.15(a) of the Disclosure Letter (i) in the case of employment agreements and offer letters, only employment agreements and offer letters to which executive officers are a party, or which are material and non-standard, and (ii) in the case of equity incentive agreements, only agreements containing change of control provisions or which are material and not based on the standard award agreement.

(b)               Each Benefit Plan has been administered in material accordance with its terms. The Company and its Subsidiaries (with respect to each Benefit Plan) and each Benefit Plan are in material compliance with the applicable provisions of ERISA, the Code, and all other applicable Laws.

(c)                All Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the Internal Revenue Service or, in the alternative, are entitled to rely upon a favorable opinion letter issued to a master or prototype plan under which any such Benefit Plan has been adopted, to the effect that such Benefit Plans are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened in writing) and to the Knowledge of the Company no event has occurred since the date of the most recent determination letter relating to any such Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. Neither the Company nor any of its Subsidiaries has ever maintained a Benefit Plan that is or was a multiemployer plan (as defined in Section 3(37) or 4001 of ERISA) or a plan that is or was subject to Title IV of ERISA.

(d)               With respect to each Benefit Plan, no event has occurred that would be reasonably expected to subject the Company or any of its Subsidiaries to any material Tax, fine, Lien (other than Permitted Liens), penalty, or other liability imposed by ERISA, the Code, or other applicable Laws, rules, and regulations.

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(e)                Except as set forth in Section 3.15(e) of the Disclosure Letter and except as otherwise specifically so contemplated in this Agreement, with respect to each current or former employee or independent contractor of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event, (i) entitle any such person to severance or termination pay, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan, or (iii) result in payments under any Benefit Plan that would not be deductible under Section 280G of the Code.

(f)                Neither the Company nor its Subsidiaries are a party to, or otherwise obligated under, any contract, plan or program that provides for the gross-up of Taxes imposed pursuant to or by Sections 280G or 4999 of the Code.

(g)               Each Benefit Plan which is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in material compliance with Section 409A of the Code and final regulations issued and outstanding thereunder, such that, it would not reasonably be expected that, in the event of an audit by the IRS of either such Company or any individual participating in such Benefit Plan, the additional tax described in Section 409A(a)(1)(B) of the Code would be assessed against any such participant with respect to benefits due or accruing under such Benefit Plan. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Contract, plan or program that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code. Each Company Stock Option is exempt from the additional Tax and interest described in Section 409A(a)(1)(B) of the Code.

(h)               Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical, or life insurance benefits for retired, former, or current employees of the Company or its Subsidiaries except as required by applicable Law.

(i)                 (i) Each Benefit Plan that is maintained outside the United States (each, an “International Employee Plan”) is, and has been, established, registered (where required), qualified, administered, operated, funded (where required) and invested in compliance in all material respects with the terms thereof and applicable Law, (ii) with respect to each International Employee Plan, all required material filings and reports have been made in a timely manner with all Governmental Authorities, (iii) all material obligations of the Company and its Subsidiaries to or under the International Employee Plans (whether pursuant to the terms thereof or applicable Law) have been satisfied, and there are no outstanding material defaults or violations thereunder by the Company or any of its Subsidiaries, (iv) full payment has been made in a timely manner of all material amounts which are required to be made as contributions, payments or premiums to or in respect of any International Employee Plan under applicable Law or under any International Employee Plan, (v) no material Taxes, penalties or fees are owing or assessable under any such International Employee Plan, (vi) to the Knowledge of the Company, no event has occurred with respect to any registered International Employee Plan which would result in the revocation of the registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or could

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otherwise reasonably be expected to have an adverse effect on the Tax status of any such International Employee Plan, and (vii) no contribution holidays have been taken under any of the International Employee Plans, and there have been no material withdrawals of assets or transfers from any International Employee Plan, except in accordance with Applicable Law.

(j)                 Except for those contracts which are required by applicable Law to provide for a notice period of greater than three months, all contracts of employment with any employee of the Company or any of its Subsidiaries who provide services outside the United States, with any director or with any consultant can be terminated by three months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation.

(k)               Except as required by Law, no condition or term under any relevant Benefit Plan exists which would prevent Parent from terminating or amending any International Employee Plan at any time for any reason without liability to Parent (other than ordinary administration expenses or routine claims for benefits).

Section 3.16.      Intellectual Property.

(a)                (i) Section 3.16(a)(i) of the Disclosure Letter sets forth a correct and complete list of: all Owned Intellectual Property that is registered, applied for in writing, filed, or recorded with any Governmental Authority (the “Company Registered Intellectual Property”).

(ii)               Each item of Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, is valid and enforceable.

(iii)             One or more of the Company and its Subsidiaries has the sole and exclusive ownership of all right, title, and interest in and to each item of Owned Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens).

(b)               Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries owns or has a valid and, to the Knowledge of the Company, enforceable, right to use the Company Intellectual Property and any other Intellectual Property necessary for the operation of the Company’s and its Subsidiaries’ business as currently conducted, provided that the foregoing representation is given to the Knowledge of the Company with respect to Patents.

(c)                (i) Except as would not be material to the Company and its Subsidiaries, (A) the conduct of the business of the Company and its Subsidiaries as conducted as of the date hereof does not infringe, misappropriate, or otherwise violate, and in the last two (2) years, has not, infringed, misappropriated, or otherwise violated, any other Person’s Intellectual Property rights, provided that the foregoing representation is given to the Knowledge of the Company with respect to Patents, and (B) there are no Actions against the Company or any of its Subsidiaries notice of which has been served upon the Company or such Subsidiary that are pending nor, during the two (2) year period prior to the date hereof, has either the Company or any of its Subsidiaries received any written claim or threat (including by way of invitation to license, indemnification claims or similar notices) from any third party (x) alleging that the Company’s or any of its Subsidiaries’ use of any Intellectual Property infringes, misappropriates,

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or otherwise violates the Intellectual Property of any other third party or (y) contesting the ownership, validity or enforceability of any Owned Intellectual Property.

(ii)               To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Owned Intellectual Property, and no such claims have been asserted or threatened in writing against any Person by the Company or any of its Subsidiaries in the two (2) year period prior to the date hereof. The preceding sentence shall not be construed as a waiver by the Company, or following the Merger the Surviving Corporation, of any rights or remedies that the Company or the Surviving Corporation may currently or in the future have against any Person for infringing, misappropriating, or otherwise violating any Owned Intellectual Property.

(d)               The Company and its Subsidiaries have taken commercially reasonable actions to protect and maintain the integrity and security of the Company’s and its Subsidiaries’ material information technology systems, and except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, (i) no Person has gained unauthorized access to any of the Company’s or any of its Subsidiaries’ information technology systems, (ii) there has been no unauthorized access to any customer, employee, and other personally identifiable information held by the Company or any of its Subsidiaries, (iii) the information and data processed and/or stored by the Company or any of its Subsidiaries in connection with the operation of its respective business has (x) been processed and/or stored in compliance with all Contracts and all Laws binding upon the Company or any of its Subsidiaries and (y) not, to the Knowledge of the Company, been corrupted or compromised, and (v) no disclosure of any data breach or network security breach has been made by the Company or any of its Subsidiaries to any Person or Governmental Authority, nor has the Company or any of its Subsidiaries failed to disclose any data breach or network security breach that was required under applicable Law to be disclosed to any Person or Governmental Authority.

(e)                Except as would not be material to the Company and its Subsidiaries, (i) the Company and its Subsidiaries take commercially reasonable actions to protect the Owned Intellectual Property (including any Trade Secrets therein), (ii) all employees, contractors and other Persons involved in the conception, development or creation of any material Intellectual Property for or on behalf of the Company or its Subsidiaries have executed valid and, to the Knowledge of the Company, enforceable written agreements pursuant to which all such Intellectual Property is assigned to the Company or one of its Subsidiaries (to the extent not owned by the Company or one of its Subsidiaries by operation of law), (iii) no material Software owned by the Company or any Subsidiary and licensed, distributed or conveyed to others is derived from or modifies or adapts any Software subject to an “open source” or similar license in a manner that would, under the license applicable to such “open source” Software, impose on the Company or any of its Subsidiaries any obligation not otherwise undertaken by the Company or such Subsidiary (A) to divulge to any Person any source code of Software owned by the Company or such Subsidiary, (B) to license a third party to create derivative works based on Software owned by the Company or such Subsidiary, or (C) to license a third party to distribute or redistribute Software owned by the Company or such Subsidiary at no charge, (iv) except as set forth on Section 3.16(e)(iv) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has deposited any proprietary source code into a source code escrow or disclosed or delivered any material proprietary source code to any Person and no Person has any contractual

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right to receive such material source code and (v) none of the Company Registered Intellectual Property is subject to any FRAND Obligation and neither the Company nor any of its Subsidiaries has made or refused an offer to license in breach of any FRAND Obligation concerning any item of Company Registered Intellectual Property.

(f)                Neither the Company nor any of its Subsidiaries are bound by any Contract that, to the Knowledge of the Company, upon consummation of the transactions contemplated by this Agreement, will cause Parent, any of its Affiliates, the Company or any of its Subsidiaries to (i) grant to any third Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them prior to the Closing or (ii) be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third Person in excess of those payable by the Company or any of its Subsidiaries in the absence of the execution and delivery of this Agreement; in each case of (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.17.      Real Property.

(a)                Except for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, with respect to the Leased Real Property, the Company and its Subsidiaries, as applicable, have a valid leasehold interest relating to the Leased Real Property, free and clear of all Liens (other than Permitted Liens). The Real Property Lease for each property is valid, and binding on the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, is in full force and effect, subject to Bankruptcy and Equity Exceptions, and neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease. The Company and its Subsidiaries, as applicable, is in material compliance with the terms of all the Real Property Leases.

(b)               The Company or its Subsidiaries, as applicable, have good and marketable fee simple title (or the equivalent in jurisdictions outside the United States) to the Owned Real Property, free and clear of all Liens (other than Permitted Liens).

(c)                Section 1.01(b) and Section 1.01(c) of the Disclosure Letter contain a complete and correct lists of, respectively, all the Leased Real Property and Owned Real Property together with the street address, city, state and country of such property. The Company has made available to Parent true, correct and complete copies of the underlying Real Property Leases with respect to each parcel of Leased Real Property. Section 3.17(c) of the Disclosure Letter contains a complete and correct list of all Owned Real Property or Leased Real Property with respect to which any Person other than the Company or its Subsidiaries has any right (whether by lease, sublease, license or otherwise) to use or occupy, whether as lessee, sublessee or licensee, and sets forth, with respect to each such property, the street address and city and state of such property.

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Section 3.18.       Environmental Matters.

(a)                Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)                 the Company and its Subsidiaries are, and have at all times since January 1, 2014 been, in compliance with all Environmental Laws;

(ii)               neither the Company nor any of its Subsidiaries has received any written notice of a violation of Environmental Laws by Company or its Subsidiaries or any liability thereto arising under Environmental Laws;

(iii)             there is no Action or information request pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries related to an actual or alleged violation of Environmental Laws or a liability arising under Environmental Laws or from the release or presence of or exposure to Hazardous Materials; and

(iv)             to the Knowledge of the Company, there has been no spill, release or presence of or exposure to any Hazardous Material, whether on or off the property currently or formerly owned or operated by the Company or any of its Subsidiaries, that would reasonably be expected to result in liability or a requirement for notification, investigation or remediation by the Company or any of its Subsidiaries under any Environmental Law.

(b)               Subject to the terms and conditions set forth in Section 5.04, the Company has delivered to, or has otherwise made available for inspection by the Parent, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of the Company or any of its Subsidiaries related to environmental, health or safety matters or Hazardous Materials.

(c)       Notwithstanding anything to the contrary in Section 3.11 or other Sections of this Agreement, the Company makes no other representation or warranty, express or implied, concerning matters arising out of or relating to or concerning Hazardous Materials or Environmental Laws in respect of the Company or any of its Subsidiaries except as and to the extent set forth in Section 3.06, Section 3.07, Section 3.09, Section 3.11(c) and this Section 3.18.

Section 3.19.      Customers and Suppliers. Section 3.19 of the Disclosure Letter sets forth a correct and complete list of the ten (10) largest (measured by revenue) customers (each, a “Material Customer”) and the ten (10) largest (measured by gross expenditures) suppliers (each, a “Material Supplier”) to the Company for the nine (9) months ended September 30, 2016. Since January 1, 2016, (a) to the Knowledge of the Company, no Material Customer or Material Supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel, or (other than in connection with industry-wide decreases in volume) materially curtail its business relationship with the Company, (b) neither the Company nor any of its Subsidiaries has been engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Customer or Material Supplier and (c) there has been no material change in the pricing or other material terms of its business relationship with any Material Customer or Material Supplier in any material respect adverse to the Company or

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its Subsidiaries, except, in the case of this clause (c), changes made in the ordinary course of business consistent with the Company’s past pricing practices which changes in the aggregate would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.20.      Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries have since January 1, 2014 maintained insurance policies with reputable insurers in such amounts and against such risks as are in accord with normal industry practice, (b) all insurance policies owned or held by the Company or any of its Subsidiaries are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and (c) neither the Company nor any of its Subsidiaries is in breach or default under such policies, and neither the Company nor any of Subsidiaries has taken any action or failed to take any action, which, with notice or the lapse of time, would constitute such a breach of default, or permit cancellation, termination, or modification of any such insurance policies. None of the Company or its Subsidiaries has received any written notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries in effect on the date of this Agreement.

Section 3.21.      Affiliate Transactions. No relationship exists between the Company or any of its Subsidiaries, on the one hand, and any officer, director, or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described in the Company SEC Documents.

Section 3.22.      Export Matters. Except as set forth in Section 3.22 of the Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and have at all times from January 1, 2014 been, in compliance with applicable United States and foreign export control laws and regulations and with the economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC Sanctions Regulations”). Without limiting the foregoing, there are no pending claims or, to the Knowledge of the Company, there are no threatened claims or pending or threatened investigations by any Governmental Authority of potential violations against the Company or any of its Subsidiaries with respect to OFAC Sanctions Regulations, the Export Administration Regulations maintained by the U.S. Department of Commerce, or the International Traffic in Arms Regulations maintained by the U.S. Department of State that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.23.      Takeover Laws. The Board of Directors of the Company has taken all action necessary to exempt or exclude the Merger, this Agreement, the Voting and Support Agreements, and the transactions contemplated hereby and thereby from any Takeover Laws and any similar provisions in the Company’s Organizational Documents, and, accordingly, no Takeover Laws or similar provisions in the Company’s Organizational Documents apply to any such transactions.

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Section 3.24.      Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Deutsche Bank Securities Inc., dated on or about the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its Affiliates).  The Company shall, promptly following the execution and delivery of this Agreement by all parties, furnish a true, correct and complete written copy of such opinion to Parent solely for informational purposes.

Section 3.25.      No Brokers. No broker, agent, investment banker, financial advisor, or other Person (other than Deutsche Bank Securities Inc.) is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and Deutsche Bank Securities Inc. relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.26.      No Other Representations or Warranties.  Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Affiliates or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information (including any projections, estimates, or other forward-looking information) provided (including in any management presentations, information memoranda, supplemental information, or other materials) or otherwise made available with respect to Parent or Merger Sub as to the probable success or profitability of Parent or Merger Sub. The Company expressly disclaims reliance on any and all representations and warranties other than the representations and warranties set forth in Article 4, whether express or implied.

Article 4
Representations and Warranties of Parent

Parent represents and warrants to the Company as follows:

Section 4.01.      Organization, Standing, and Corporate Power. Parent is, and as of the date of the Joinder Agreement and as of the Closing Date Merger Sub will be, a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent has and, as of the date of the Joinder Agreement and as of the Closing Date, Merger Sub will have all corporate power and authority required to carry on its business as conducted as of the date hereof. Parent is and, as of the date of the Joinder Agreement and as of the Closing Date, Merger Sub will be duly qualified or licensed to do business as a foreign corporation and in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing, or good standing, except where the failure to be so qualified, licensed, or in good standing, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to

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consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder. Parent is not and, as of the date of the Joinder Agreement and as of the Closing Date, Merger Sub will not be in violation of any provision of its organizational documents, except for violations that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

Section 4.02.      Authority. Parent has and, as of the date of the Joinder Agreement and as of the Closing Date, Merger Sub will have all requisite corporate power and authority and Parent has taken (and, as of the date of the Joinder Agreement and as of the Closing Date, Merger Sub will have taken) all corporate action necessary in order to execute and deliver this Agreement and, subject to the approval of this Agreement and the principal terms of the Merger by the Board of Directors of Merger Sub and the sole shareholder of Merger Sub (which will be obtained promptly following the execution and delivery of the Joinder Agreement), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been (and in the case of Merger Sub, as of the date of the Joinder Agreement and as of the Closing Date will have been) duly authorized, executed, and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

Section 4.03.      Non-Contravention; Consents and Approvals.

(a)                The execution and delivery of this Agreement by Parent does not, and the execution and delivery of the Joinder Agreement by Merger Sub will not, and subject to the approval of this Agreement and the Merger by the Board of Directors of Merger Sub and the sole shareholder of Merger Sub (which will be obtained promptly following the execution and delivery of the Joinder Agreement) and assuming that all consents, approvals, and authorizations contemplated by Section 4.03(b) have been obtained and all notices and filings described in Section 4.03(b) have been made, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not, (i) result in a violation of any provision of the organizational documents of Parent or Merger Sub, (ii) result in a violation of any Law or Order applicable to, binding upon or enforceable against Parent or Merger Sub or any of their respective properties or assets, (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, or require any notice, consent or waiver under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, or (iv) result in the imposition of any Lien (other than Permitted Liens) upon any asset of Parent or Merger Sub, except in the case of clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

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(b)               No consent, approval, order, or authorization of, action by or in respect of, or registration, declaration, or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and the Joinder Agreement by Merger Sub or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or under any other applicable Antitrust Law, (ii) as required under applicable requirements of the Securities Act, the Exchange Act, other applicable foreign securities laws, state securities laws, and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Agreement of Merger, the officer’s certificate and any other documents required to be filed with the California Secretary under the CGCL, and (iv) such other consents, approvals, orders, authorizations, actions, registrations, declarations, and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

Section 4.04.      Ownership and Operations of Merger Sub. Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby and, from the date of its incorporation and prior to the Effective Time, will not have engaged in any other material business activities and will not at any time prior to the Effective Time have assets, liabilities, or obligations of any nature, in each case, other than as contemplated herein or as otherwise required or incidental to negotiate, execute, deliver and effect the transactions contemplated by this Agreement and the Joinder Agreement. The authorized capital stock of Merger Sub will consist solely of 100 shares of common stock, without par value, all of which will be validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub will be at all times through the Effective Time wholly-owned directly by Parent.

Section 4.05.      Information in the Proxy Statement. None of the information provided by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.06.      Litigation. As of the date hereof, (a) there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, at law or in equity, by or before any Governmental Authority, that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder, and (b) neither Parent nor any of its Subsidiaries is subject to any Order, except for those that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

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Section 4.07.      Financing.

(a)                Parent has delivered to the Company a true and complete copy of an executed commitment letter (together with the annexes thereto, the “Bridge Commitment Letter”), pursuant to which the financial institutions party thereto (together with any other Persons that have committed to provide or have agreed to arrange, underwrite or place, or otherwise have entered into agreements with Parent or any of its Affiliates in connection with, the Parent Financing (including any alternative, replacement or substitution financing referred to in Section 5.15(b)), or are otherwise acting in any titled capacity in connection therewith, and including the Persons party to any joinder agreements, indentures or credit agreements entered pursuant thereto or related thereto, and together with their respective Affiliates and their and their respective Affiliates’ Representatives and their respective successors and assigns, collectively, the “Financing Sources”) have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes set forth therein (the “Bridge Financing”). Parent has also delivered to the Company true and complete copies of any fee letter entered into in connection with the Bridge Commitment Letter (any such fee letter, a “Fee Letter”), except that the numerical fees, pricing and other commercially sensitive numbers and provisions specified in any such Fee Letter (including any provisions relating to “flex” terms or similar concepts) may have been redacted, provided that none of the redacted provisions would adversely affect the availability of the Bridge Financing or allow the Financing Sources party to the Bridge Commitment Letter to reduce the aggregate principal amount of the Bridge Financing (other than on account of fees or original issue discount pursuant to the market flex provisions thereof).

(b)               As of the date of this Agreement, the Bridge Commitment Letter, in the form delivered to the Company prior to the execution of this Agreement, is in full force and effect and is a valid and binding obligation of Parent and enforceable against it in accordance with its terms, and, to the knowledge of Parent as of the date of this Agreement, is a valid and binding obligation against each Financing Source party thereto and enforceable against each such Financing Source in accordance with its terms, in each case except as the same may be limited by applicable Bankruptcy and Equity Exceptions. There are no side letters or other Contracts or arrangements (except for any Fee Letters and any agreements entered into after the date of this Agreement that are expressly contemplated by the Bridge Commitment Letter) relating to any Prohibited Changes with respect to the Bridge Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of Parent, Merger Sub or, to the knowledge of Parent as of the date of this Agreement, any Financing Source party thereto under any term of the Bridge Commitment Letter or otherwise result in any portion of the Bridge Financing contemplated thereby to be unavailable at the Closing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Bridge Financing under the Bridge Commitment Letter immediately prior to the Closing, other than as expressly set forth in the Bridge Commitment Letter.

(c)                Assuming the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, at the Effective Time, Parent will have sufficient available funds (including after the exercise of any market flex under the Fee Letter) to

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pay (i) the aggregate Per Share Merger Consideration and (ii) all fees and expenses payable by Parent and Merger Sub in connection with the transactions contemplated by this Agreement.

(d)               As of the Effective Time, after giving effect to the consummation of the transactions contemplated by this Agreement and the Commitment Letter and the payment of all fees and expenses payable by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, Parent shall be solvent and able to pay its debts as they come due.

(e)                As of the date of this Agreement, Parent is unaware of any fact or circumstance existing on the date hereof that would be reasonably be expect to cause (x) it or Merger Sub to be unable to satisfy on a timely basis any term or condition to the funding of the full amount of the Bridge Financing on or prior to the Closing Date or (y) the Bridge Financing to not be made available to Parent by the Financing Sources on the Closing Date.

Section 4.08.      Ownership of Company Common Stock. As of the date hereof, other than as set forth in the Voting and Support Agreements, neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Company Common Stock or other equity interests in the Company or any options, warrants, or other rights to acquire Company Common Stock or other equity interests in the Company (or any other economic interests through derivative securities or otherwise in the Company).

Section 4.09.      No Brokers. No broker, agent, investment banker, financial advisor or other Person (other than Goldman, Sachs & Co.) is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.10.      No Other Representations or Warranties. Except for the representations and warranties contained in Article 3, Parent acknowledges, and as of the date of the Joinder Agreement and as of the Closing Date Merger Sub will acknowledge, that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided to Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information (including any projections, estimates, or other forward-looking information) provided (including in any management presentations, information memoranda, supplemental information, or other materials) or otherwise made available with respect to the Company or its Subsidiaries as to the probable success or profitability of the Company or its Subsidiaries. Parent expressly disclaims reliance on, and Merger Sub will expressly disclaim reliance on, any and all representations and warranties other than the representations and warranties set forth in Article 3, whether express or implied.

Article 5
Covenants

Section 5.01.      Conduct of Business of the Company.

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(a)                During the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01(a) of the Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or a Governmental Authority, or (iv) as consented to in advance in writing by Parent (such consent not to be unreasonably withheld, conditioned, or delayed), the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to preserve intact its current business organization, assets, technology and franchises, keep available the services of the employees of the Company and its Subsidiaries, maintain in effect all of its material Permits, and maintain relationships with its significant customers, suppliers and distributors, and other Persons with which it has significant business relations.

(b)               In addition to and without limiting the generality of Section 5.01(a), during the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01(b) of the Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or a Governmental Authority, or (iv) as consented to in advance in writing by Parent (such consent not to be unreasonably withheld, conditioned, or delayed), the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

(i)                 (A) split, combine, or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend, or make any other distribution (whether in cash, stock, property, or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (C) redeem, repurchase, cancel, or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, except for redemptions, repurchases, cancellations, or other acquisitions (1) required (or permitted in connection with any net share settlement or Tax withholding) as of the date hereof by the terms of the Company Equity Plan or any award agreement thereunder or (2) required by the terms of any plans, arrangements, or Contracts existing on the date hereof between the Company or any of its Subsidiaries, on the one hand, and any director, employee, or equityholder of the Company or any of its Subsidiaries, on the other hand, that are set forth in Section 5.01(b) of the Disclosure Letter;

(ii)               (A) issue, sell, grant, pledge, transfer, dispose of, or encumber any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, subscriptions, calls, or commitments to acquire any such shares or other equity interests or other awards based on the value of such shares (including, for the avoidance of doubt, Company Equity Awards), except for issuances of shares of Company Common Stock upon the (1) due exercise of vested Company Stock Options or (2) vesting and settlement of Company RSUs at the time required under the terms of such Company RSUs, in the case of each of (1) and (2), as outstanding on the date hereof and in accordance with their terms, or pursuant to the Company ESPP in accordance with Section 2.07(d)(iii) or (B) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interest;

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(iii)             adopt or publicly propose a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, file a petition in bankruptcy under any provisions of applicable Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of its Subsidiaries under any similar applicable Law;

(iv)             amend its Organizational Documents;

(v)               create any Subsidiary of the Company or any of its Subsidiaries;

(vi)             acquire (by merger, consolidation or acquisition of stock or other equity interests or of assets or formation of joint venture) any other Person or business or division thereof, or except in the ordinary course of business consistent with past practice, acquire any material assets or properties of any other Person;

(vii)           (A) incur, assume, or guarantee or otherwise become liable for or modify in any material respect any Indebtedness or prepay or otherwise acquire, redeem or repurchase any Indebtedness, in each case, other than (1) ordinary course borrowings under the Credit Agreement, (2) guarantees by Subsidiaries of the Company required under the Credit Agreement and (3) in the case of Indebtedness other than Indebtedness referred to in clauses (a) and (b) of the definition of such term, Indebtedness incurred in the ordinary course of business consistent with past practice, (B) issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) or (C) cancel, release or assign any material indebtedness for borrowed money of any Person owed to it;

(viii)         grant or suffer to exist any material Liens on any properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens;

(ix)             make any capital investment in or loans or advances to any Person, other than the making of loans or advances (A) by the Company to any of its wholly-owned Subsidiaries, or by any of the Company’s wholly-owned Subsidiaries to another wholly-owned Subsidiary of the Company, or (B) in the ordinary course of business consistent with past practice;

(x)               sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any Subsidiary or any material assets, securities, or property except (A) as required pursuant to Contracts existing as of the date hereof and in accordance with their terms or (B) in the ordinary course of business consistent with past practice;

(xi)             except in the ordinary course of business consistent with past practice, (A) accelerate, terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under or otherwise modify any Real Property Lease if in effect as of the date of this Agreement or (B) enter into any new lease, sublease, or occupancy agreement to occupy any real property;

(xii)           make any capital expenditures other than in the ordinary course of business consistent with past practice;

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(xiii)         except in the ordinary course of business consistent with past practice, (A) terminate, fail to exercise an expiring renewal option, cancel, materially amend, grant a waiver of any material provision under or otherwise materially modify any Material Contract or any Contract that would constitute a Material Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Material Contract if in effect as of the date of this Agreement;

(xiv)         except as otherwise provided in Section 5.14 in respect of Shareholder Litigations, settle any Action against the Company or any of its Subsidiaries, other than settlements of Actions (A) where the amount paid by the Company or any of its Subsidiaries in settlement does not exceed $1,000,000 individually or $5,000,000 in the aggregate, (B) that do not impose any material restriction on the business of the Company or any of its Subsidiary, (C) that provide for a complete release of the Company and its Subsidiaries for all claims and (D) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries;

(xv)           materially change its accounting or Tax reporting methods, principles, or policies (including making any elections), settle or compromise any proceeding with any Taxing Authority, enter into any material settlement or agreement with any Taxing Authority (including any advance pricing agreement), amend any material Tax Return or submit a request to any Taxing Authority for any ruling or determination, in each case except as required by Law or GAAP;

(xvi)         change in any material respect the policies or practices regarding accounts receivable or accounts payable or cash management or fail to manage working capital in accordance with past practices;

(xvii)       other than as required by Law or as expressly contemplated by this Agreement, (A) increase the amount of salary, bonus or other compensation paid to any executive officer or director of the Company; (B) increase the aggregate salary, bonus or other compensation of non-executive employees and independent contractors other than increases in base salary in connection with promotions or the Company’s customary annual review process conducted in the ordinary course of business consistent with past practice, and provided that such increases do not result in an aggregate increase of more than the applicable limitation set forth in Section 5.01(b)(xvii)(A) of the Disclosure Letter and no individual increase is more than the applicable limitation set forth in Section 5.01(b)(xvii)(B) of the Disclosure Letter; (C) hire, promote or terminate the employment or services of (other than for cause) any Section 16 officer or other officer appointed by the Board of Directors of the Company; or (D) adopt, terminate or amend in any material respect, or take any action to accelerate rights under, any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement;

(xviii)     (A) grant any license, immunity from suit, covenant-not-to-sue or assert or release under any Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), (B) sell, assign, transfer or otherwise encumber, any Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice, or (C) fail to continue to prosecute or

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defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material Owned Intellectual Property;

(xix)         abandon or discontinue any material existing line of business;

(xx)           amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Permits of the Company and its Subsidiaries;

(xxi)         other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies; or

(xxii)       authorize any of, or commit or agree to take any of, the foregoing actions.

(c)                Notwithstanding the foregoing, nothing in this Section 5.01 is intended to or shall result in the Company or any of its Subsidiaries ceding control to Parent of the Company’s or any of its Subsidiaries’ basic ordinary course of business and commercial decisions prior to the Effective Time, and prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over their operations.

Section 5.02.      Acquisition Proposals.

(a)                From the execution of this Agreement until the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except as expressly permitted by Section 5.02(b), the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or knowingly facilitate any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, or the making or consummation thereof, (ii) other than to inform any Person of the existence of the provisions contained in this Section 5.02, enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or enter into any Contract or other agreement or understanding with respect to, any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, or (iii) resolve or agree to do any of the foregoing. From and after the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and direct its and their respective Representatives to (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, (B) terminate access by any other Person to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with, any Acquisition Proposal or any potential Acquisition Proposal, (C) request the prompt return or destruction of all information

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provided to any other Person prior to the date of this Agreement in connection with any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal and (D) enforce, and not waive or modify, the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Acquisition Proposal or any potential Acquisition Proposal, including any standstill provisions contained therein (provided that, in the case of clause (D), if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Board of Director’s fiduciary duties to the shareholders of the Company under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make, on a confidential basis to the Board of Directors of the Company, an Acquisition Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with, this Section 5.02). It is agreed that (1) any violation of the restrictions set forth in this Section 5.02(a) by any officer, director or employee of the Company or any of its Subsidiaries shall constitute a breach of this Section 5.02 by the Company and (2) any inquiry, expression of interest, proposal, offer or request that results from any violation of the foregoing restrictions by any Representative of the Company or any of its Subsidiaries (other than such Representatives included in the foregoing clause (1)) shall be deemed to be not in compliance with this Section 5.02. The Company hereby releases Parent from its obligation to comply with the standstill provisions contained in its Confidentiality Agreement from and after the date hereof.

(b)               Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of or deemed non-compliance with Section 5.02(a)) that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to lead to a Superior Proposal, the Company shall give Parent written notice of such determination promptly after the Board of Directors of the Company makes such determination (and in no event later than twenty-four (24) hours after such determination) and, after the delivery of such written notice, the Company and its Representatives may (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms no less favorable to the disclosing party than those set forth in the Confidentiality Agreement (excluding any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Person and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(c)                The Company shall notify Parent promptly (but in no event later than twenty four (24) hours) after receipt by the Company or any of its Subsidiaries (or any of its or their Representatives) of any Acquisition Proposal, any inquiry that would be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the

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Company or any of its Subsidiaries by any Person that to the knowledge of the Company may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall provide the material terms and conditions of, any such Acquisition Proposal, indication, or request (including the identity of the Person making any such Acquisition Proposal, indication or request, and copies of any related documentation, including any related financing commitments). Thereafter, the Company shall keep Parent promptly informed in writing on a reasonably current basis of the status of, and any material changes to, the terms of any such Acquisition Proposal (including providing Parent a notification in writing within twenty-four (24) hours following any determination by the Board of Directors of the Company pursuant to Section 5.02(b) or any material changes to the terms of any such Acquisition Proposal) and any discussions and negotiations concerning the material terms and conditions thereof.

(d)               Except as otherwise provided in Section 5.02(e) and Section 5.02(f), the Board of Directors of the Company (or any committee thereof) shall not (i) (A) withdraw or publicly propose to withdraw, or modify or qualify (or public propose to modify or qualify) in any manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) if a tender offer or exchange offer that constitutes an Acquisition Proposal shall have been commenced by a person that is not affiliated with Parent or Merger Sub, fail to publish, send or give to its shareholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten Business day period after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect or withdraw, a statement recommending that shareholders reject such tender offer or exchange offer and affirm the Company Board Recommendation, or (D) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action in this clause (i), a “Company Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into any Contract or other agreement or understanding (written or oral, binding or non-binding, preliminary or definitive), other than an Acceptable Confidentiality Agreement to the extent expressly permitted by Section 5.02(b), with any Person constituting or relating to, or that is intended to or would reasonably be expected to lead to or result in, any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with this Agreement, the Merger or any of the other transactions contemplated hereby, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (any such document, agreement or arrangement, an “Alternative Acquisition Agreement”).

(e)                Notwithstanding anything to the contrary in this Agreement, if at any time prior to obtaining the Company Shareholder Approval an Intervening Event has occurred, the Board of Directors of the Company may make a Company Adverse Recommendation Change if and only if it concludes in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the Board of Director’s fiduciary duties to the shareholders of the Company under applicable Law; provided, that the Board of Directors of the Company shall not be entitled to make a Company Adverse Recommendation Change (under clauses (A) or (B) of the definition thereof) pursuant to this Section 5.02(e) unless (i) the Company shall have provided Parent at least five (5) Business

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Days’ prior written notice advising Parent that it intends to take such action, which notice shall (A) state that an Intervening Event has occurred, and (B) specify the material facts and circumstances (based on information reasonably available) related to such Intervening Event, (ii) if requested by Parent, the Company and its Representatives shall have negotiated in good faith during such five (5) Business Day period following delivery of such written notice with Parent concerning any revisions to the terms of this Agreement that Parent proposes in response to such Intervening Event and (iii) after complying with clauses (i) and (ii) of this Section 5.02(e), the Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Board of Director’s fiduciary duties to the shareholders of the Company under applicable Law, after giving due consideration to any changes proposed to be made to this Agreement by Parent in writing.

(f)                Notwithstanding anything to the contrary in this Agreement, if at any time prior to obtaining the Company Shareholder Approval, a written bona fide Acquisition Proposal that is first made after the date hereof and did not result from a breach of this Section 5.02 is made, and the Board of Directors of the Company concludes in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and the failure to approve or recommend such Superior Proposal would be inconsistent with the Board of Director’s fiduciary duties to the shareholders of the Company under applicable Law, the Board of Directors of the Company may make a Company Adverse Recommendation Change and/or the Company may terminate this Agreement in accordance with this Section 5.02(f) and Section 7.01(e), provided, however, that the Company shall not terminate this Agreement pursuant to this Section 5.02(f) or Section 7.01(e) unless the Company (i) has complied with and not breached its obligations under this Section 5.02, including its obligations set forth in Section 5.02(g), (ii) pays, or causes to be paid, to Parent the Company Termination Fee prior to or concurrently with such termination and (iii) concurrently with such termination, enters into a definitive written Alternative Acquisition Agreement that documents all the terms and conditions of such Superior Proposal.

(g)               Notwithstanding anything to the contrary in this Agreement, the Board of Directors shall not make a Company Adverse Recommendation Change pursuant to SectionSection 5.02(f) and the Company shall not be entitled to terminate this Agreement pursuant to Section 5.02(f) or Section 7.01(e) unless (i) the Company shall have provided Parent at least five (5) Business Days’ prior written notice advising Parent that it intends to take such action, which notice shall (A) state that the Company has received a Superior Proposal, (B) specify the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal, and (C) enclose the most recent draft of any agreements intended to be entered into with the Person making or providing such Superior Proposal (or any Affiliate of such Person), (ii) if requested by Parent, the Company and its Representatives shall have negotiated in good faith during such five (5) Business Day period following delivery of such written notice with Parent concerning any revisions to the terms of this Agreement that Parent proposes in response to such Superior Proposal and (iii) after complying with clauses (i) and (ii) of this Section 5.02(g), the Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal, after giving due consideration to any changes proposed to be made to this Agreement by Parent in a writing. The parties acknowledge and

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agree that, (A) if Parent, within five (5) Business Days following its receipt of the written notice referred to in this Section 5.02(g), makes a proposal that, as determined in good faith by the Board of Directors of the Company (after consultation with its outside counsel and financial advisor), results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Board of Directors shall have no right to make a Company Adverse Recommendation Change pursuant to Section 5.02(f) and the Company shall have no right to terminate this Agreement pursuant to Section 5.02(f) or Section 7.01(e) as a result of such Acquisition Proposal, and (B) any (x) revisions to the financial terms or any other material terms of a Superior Proposal or (y) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Board of Directors of the Company had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new written notice pursuant to this Section 5.02(g) and a new five (5) Business Day period shall commence thereafter; provided, however, that such new five (5) Business Day notice period shall be shortened to three (3) Business Days if the only change to the material terms of such Superior Proposal is an increase in (without any change to the form of) the per share merger consideration. The Board of Directors of the Company shall have no right to make a Company Adverse Recommendation Change pursuant to Section 5.02(f) and the Company shall have no right to terminate this Agreement pursuant to Section 5.02(f) or Section 7.01(e) unless it has complied with the procedures set forth in Section 5.02(f) and this Section 5.02(g).

(h)               Nothing contained in this Section 5.02 shall prohibit the Company or the Board of Directors of the Company from complying with its disclosure obligations under applicable Law regarding an Acquisition Proposal, including (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that neither the Company nor the Board of Directors of the Company may effect a Company Adverse Recommendation Change except in compliance with this Section 5.02.

(i)                 For purposes of this Agreement:

(i)                 “Acquisition Proposal” means any proposal or offer with respect to (A) a merger, consolidation or other business combination, tender offer, exchange offer, or any transaction involving the purchase or acquisition of 20% or more of the shares of Company Common Stock, including as a result of a primary issuance of Company Common Stock, or (B) a direct or indirect purchase or acquisition of 20% or more of the assets or businesses of the Company and its Subsidiaries, taken as a whole (other than any such proposal or offer made by Parent, Merger Sub, or any of their Affiliates).

(ii)               “Superior Proposal” means any bona fide Acquisition Proposal which the Board of Directors of the Company concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all financial, legal, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, (A) is on terms more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to all the proposed changes by Parent in accordance with Section 5.02(g)), (B) is reasonably likely to be completed on a timely

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basis and does not contain any conditionality that is related to completion of due diligence or having obtained financing for the Superior Proposal, and (C) the financing of which is fully committed (provided that for the purpose of this definition, references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “75%”).

Section 5.03.      Preparation of Proxy Statement; Shareholders Meeting.

(a)                As promptly as reasonably practicable and in any event within twelve (12) Business Days following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC in preliminary form the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall (with the assistance of Parent) (i) respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, including filing any amendments or supplements to the Proxy Statement as may be required, and (ii) use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable after such filing, and (iii) cause the Proxy Statement to be filed in definitive form and mailed to the Company’s shareholders as promptly as reasonably practicable thereafter. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response (and the Company shall give good faith consideration to including any such reasonable comments in the Proxy Statement (or any supplement or amendment thereto) or response letter).

(b)               Parent shall use its commercially reasonable efforts to provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub supplied by it in writing expressly for inclusion in the Proxy Statement, at the time of the filing or mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)                In accordance with applicable Law and the Company’s Organizational Documents, the Company shall, as promptly as reasonably practicable, subject to the clearance of the Proxy Statement by the SEC, (i) establish a record date for and give notice of a meeting of its shareholders, for the purpose of voting for the approval of this Agreement (the “Shareholders Meeting”) and (ii) duly call, convene, and hold the Shareholders Meeting; provided, however, that (i) such meeting shall occur prior to the End Date and (ii) in no event shall such meeting be held later than thirty-five (35) calendar days following the date the Proxy Statement is mailed to the Company’s shareholders; provided, further, that the Company may postpone or adjourn the Shareholders Meeting (for a period of not more than thirty (30) calendar days, individually or in

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the aggregate, but not past two (2) Business Days prior to the End Date) only (A) with the written consent of Parent, (B) for the absence of a quorum, (C) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval, or (D) as required by Law. Once the Company has established a record date for the Shareholders Meeting, the Company shall not change such record date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent. If the record date for the Shareholders Meeting is changed, the Company shall, as to that record date, comply with each of its obligations under this Section 5.03. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries, officers or directors should be discovered by the Company or Parent which, pursuant to the Securities Act or Exchange Act, is required to be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Party and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate such amendment or supplement to the shareholders of the Company. Each of Parent and the Company agree (and Parent agrees to cause Merger Sub) to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such Party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)               Unless there has occurred a Company Adverse Recommendation Change in accordance with Section 5.02(e), the Board of Directors of the Company shall make the Company Board Recommendation with respect to the approval of this Agreement, and the Company shall include the Company Board Recommendation in the Proxy Statement and use its reasonable best efforts to solicit proxies in favor of the Company Shareholder Approval. Parent and Merger Sub shall vote all shares of Company Common Stock held by them in favor of the approval of this Agreement.

Section 5.04.      Access to Information; Notice of Certain Events; Confidentiality. From the date hereof until the earlier of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms:

(a)                The Company shall (and shall cause its Subsidiaries, employees and other Representatives to) provide (i) Parent and its Representatives reasonable access at reasonable times, and upon reasonable notice to the Company, consistent with applicable Law, to the books and records and properties of the Company and its Subsidiaries and (ii) any financial, operating and other data and information regarding the assets, properties, or business of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided, that (A) such access or information requests do not unreasonably interfere with the operation of the Company’s and its Subsidiaries’ business and such access to the properties of the Company and its Subsidiaries shall be subject to their respective reasonable security measures and insurance

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requirements, (B) Parent and its Representatives shall not contact or otherwise communicate with the customers or suppliers of the Company and its Subsidiaries, other than contact or other communications with such customers or suppliers by Parent or its Representatives in the ordinary course of business and not related to the transactions contemplated by this Agreement, unless, in each instance, approved in writing in advance by the Company, (C) such access shall not require the Company or its Subsidiaries to allow any environmental testing or sampling, and (D) for the avoidance of doubt, nothing herein shall require the Company or its Subsidiaries to furnish to Parent or its Representatives, or provide Parent or its Representatives with access to, information that legal counsel for the Company reasonably determines would (1) be subject to an attorney-client or other legal privilege or (2) violate any applicable Law; provided that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clause (1) or clause (2) above, and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the Applicable Law.

(b)               The Company and Parent shall promptly notify the other Party in writing of (i) any notice or other communication received by such Party or any of its Subsidiaries, or to the knowledge of such Party, any of their respective Representatives, from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Merger; (ii) any notice or other communication received by such Party or any of its Subsidiaries, or any of their respective Representatives, from any Governmental Authority in connection with the transactions contemplated hereby; and (iii) any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth in Article 6 to be capable of being satisfied prior to the End Date; provided, that the failure to deliver any notice pursuant to this Section 5.04(b)(iii) shall not be considered in determining whether the conditions set forth in Article 6 have been satisfied.

(c)                Parent acknowledges that the information, notification and access provided pursuant to this Section 5.04 shall be subject to the terms and conditions of the Confidentiality and Non-Disclosure Agreement, dated November 28, 2016, by and between the Company and Parent (as supplemented or amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall survive any termination of this Agreement. No investigation pursuant to this Section 5.04 or information or notification provided or received by Parent pursuant to this Agreement will affect any of the representations or warranties of the Parties contained in this Agreement (or the Disclosure Letter) or prejudice the rights and remedies of Parent or Merger Sub hereunder.

Section 5.05.      Reasonable Best Efforts.

(a)                Upon the terms and subject to the conditions of this Agreement, each Party shall, and shall cause their respective Affiliates to, use their reasonable best efforts to, as promptly as practicable but subject to the limitations set forth in Section 5.05(e), (i) consummate the Merger and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Authority any consent, approval, authorization, waiver, or order required to be obtained or made by any Party or any of their respective Affiliates and avoid any Action by any Governmental Authority, in each case in connection with the Merger and to fulfill the conditions to the

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transactions contemplated by this Agreement, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law, including the HSR Act and any other applicable Antitrust Laws, in each case in connection with the Merger and to fulfill the conditions to the transactions contemplated by this Agreement. Upon the terms and subject to the conditions of this Agreement, Parent and the Company shall, and shall cause their respective Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, waivers, or orders and the making of all such filings, including, unless prohibited by applicable Law or a Governmental Authority, providing copies of all relevant documents to outside counsel for the non-filing Party prior to filing and, if reasonably requested, considering in good faith all reasonable additions, deletions, or changes suggested in connection therewith. Subject to Section 5.04 above and the terms of the Confidentiality Agreement, Parent and the Company shall, and shall cause their respective Affiliates to, promptly furnish to each other all information reasonably required for any application or other filing to be made by the other with any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)               Parent and the Company agree to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within twelve (12) Business Days after the date of this Agreement, and (ii) appropriate filings, if any are required, pursuant to foreign Antitrust Laws as promptly as practicable. Parent and the Company shall, and shall cause their respective Affiliates to, comply at the earliest practicable date with any request under the HSR Act or any other Antitrust Laws to provide information, documents, or other materials requested by any Governmental Authority.

(c)                Parent and the Company shall each request early termination of the waiting period provided for in the HSR Act. Parent and the Company shall, and shall cause their respective Affiliates to, coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws as promptly as practicable and in any event before the End Date, but subject to the limitations set forth in Section 5.05(e). In connection with any investigation or other inquiry, Parent and the Company shall, and shall cause their respective Affiliates to, unless prohibited by applicable Law or a Governmental Authority, (i) keep the other Party promptly informed of any communication received by such Party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated hereby, and (ii) provide outside counsel for the other Party with a reasonable opportunity to (A) review in advance any proposed communication by such Party or its Affiliates with any Governmental Authority, (B) consult with the other Party prior to any meeting or conference with any Governmental Authority, and (C) attend and participate in such meetings or conferences. Without the prior written consent of the other Party, Parent and the Company will not, and will not permit their respective Affiliates to consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any Governmental Authority with respect to the transactions contemplated by this Agreement.

(d)               Each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.05 as “outside counsel only.” Such competitively sensitive material and the

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information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from an authorized officer of Parent or the Company, as the case may be, or its legal counsel.

(e)                In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.05, Parent and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper, or advisable to resolve such objections, if any, as any Governmental Authority may assert under the HSR Act or any other Antitrust Laws with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment and avoid the institution of any Action under any such Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, in each case so as to enable the Merger to occur before the End Date, including by (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of any assets or businesses of Parent or its Affiliates or the Company or its Subsidiaries, (ii) terminating existing, or creating new, relationships, contractual rights, or obligations of Parent or its Affiliates or the Company or its Subsidiaries, or (iii) effectuating any other change or restructuring of Parent or its Affiliates or the Company or its Subsidiaries or otherwise taking or committing to take any actions that limit the freedom of action of Parent or its Affiliates or the Company or its Subsidiaries with respect to, or ability to retain, one or more assets or businesses, to ensure that no Governmental Authority enters any Order or establishes any Law preliminarily or permanently restraining, enjoining, or prohibiting the consummation of the transactions contemplated by this Agreement, or to ensure that no Governmental Authority with the authority to authorize or approve such consummation fails to do so before the End Date; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, no such action under the foregoing clauses (i) through (iii) shall be (A) required to be proposed, agreed to or taken by Parent or its Affiliates except to the extent necessary to permit the consummation of the Merger to occur before the End Date, (B) required unless contingent upon the occurrence of the Merger, (C) proposed, agreed to, or taken by the Company or its Subsidiaries without the prior written consent of Parent, or (D) required to be proposed, agreed to or taken by Parent or its Affiliates if such action would have a material adverse effect on the business, results of operations, or financial condition of (x) the Company and its Subsidiaries (taken as a whole) or (y) Parent and its Subsidiaries (taken as a whole, after giving effect to the Merger).

(f)                Each of the Company and Parent shall, and shall cause each of their respective Affiliates to, cooperate with the other Party and use its reasonable best efforts to contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed, or overturned any Order (whether temporary, preliminary, or permanent) that is threatened or in effect and that restricts, prevents, or prohibits consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws, including by pursuing all available avenues of administrative and judicial appeal; provided, however, that such obligation to contest and resist any Action in no way limits the obligation of the Company or Parent to, and to cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement as

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promptly as practicable and in any event before the End Date in accordance with, and subject to the limitations set forth in, Section 5.05(e).

(g)               Parent shall not, and shall not permit any of its Affiliates to, effect any acquisition, business combination or similar transaction, or enter into any agreement to effect any acquisition, business combination or similar transaction, that would reasonably be expected to materially delay or materially and adversely affect Parent’s ability to satisfy the conditions to the Merger set forth in Section 6.01(b), Section 6.01(c) (to the extent related to the HSR Act or the Antitrust Laws set forth in Section 6.01(d) of the Disclosure Letter) or Section 6.01(d).

Section 5.06.      Indemnification, Exculpation, and Insurance.

(a)                For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation (i) to the fullest extent permitted by applicable Law, to include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) organizational documents provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers of the Company, no less favorable than those contained in the Company’s Organizational Documents as of the date hereof, in favor of all past and present directors and officers of the Company and its Subsidiaries (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) in connection with acts or omissions occurring on or prior to the Effective Time, and (ii) to honor the Company’s obligations under the Company’s Organizational Documents and those certain Indemnification Agreements by and between the Company and those individuals listed in Section 5.06 of the Disclosure Letter (collectively, the “Indemnification Agreements”) to the fullest extent permitted by Law, but in no event to any lesser extent than the Company would be required to perform them if the transactions contemplated hereby had not taken place.

(b)               In the event that either Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights, and other assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall assume the obligations set forth in this Section 5.06.

(c)                Prior to the Effective Time, the Company shall, and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions, and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided that the amount paid for such tail policy shall not exceed 250% of the amount the Company paid for the D&O Insurance in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) without the prior written consent of

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Parent. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, D&O Insurance for a period of at least six (6) years from and after the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions, and levels of coverage at least as favorable as provided in such existing D&O Insurance; provided that in satisfying its obligation under this Section 5.06(c), the Surviving Corporation shall not be obligated to pay aggregate premiums in excess of 250% of the Current Premium and, if such aggregate premiums for such insurance would exceed 250% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available for an aggregate premium equal to 250%% of the Current Premium. Parent hereby acknowledges that under the Indemnification Agreements, the Company has certain obligations relating to the D&O Insurance coverage to be obtained pursuant to this Agreement, including this Section 5.06(c).  Parent further acknowledges and agrees that in the event of any inconsistency between the terms of this Agreement and the terms of any Indemnification Agreement, the terms of the Indemnification Agreement will prevail.

(d)               Parent hereby guarantees the obligations of the Surviving Corporation under Section 5.06(a)(ii), which guarantee shall (i) be solely a guarantee of payment by the Surviving Corporation, (ii) be subject to all of the limitations under applicable Law and the Company’s Organizational Documents that apply to such obligations of the Surviving Corporation and (iii) not expand the obligations of the Surviving Corporation to any of the Indemnified Parties in any way.

(e)                The provisions of this Section 5.06 are (i) intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs, and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 5.07.      Employee Matters.

(a)                For a period of one (1) year following the Effective Time, each employee of the Company and its Subsidiaries who remains in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive (i) an annual rate of salary or wages and annual incentive opportunities that are, in each case, no less favorable than that provided to such employee as of the date of this Agreement, and (ii) employee benefits, that are no less favorable, in the aggregate, to the employee benefits provided to such employee as of the date of this Agreement. In addition, the flexible spending accounts maintained under the Company’s cafeteria plan will continue to be maintained through a date ending no earlier than the last day of the calendar year in which the Effective Time occurs, unless such accounts are merged prior thereto into successor arrangements maintained by the Surviving Corporation.

(b)               Nothing contained herein shall be construed as requiring, and the Company shall take no action after the date of this Agreement that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific Benefit Plans or compensation, retention or

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employment arrangements, or to continue the employment of any specific person. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Corporation, the Company or any of their Subsidiaries or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries or Affiliates to amend, modify or terminate any Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date.

(c)                Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee with the Company or its Subsidiaries (as well as service with any predecessor employer of the Company or its Subsidiaries to the extent service with such predecessor employer is recognized by the Company or its Subsidiaries) as if such service had been performed with Parent with respect to any vacation or severance plans, policies or programs in which Continuing Employees are eligible to participate after the Effective Time for all purposes under such vacation or severance plans, policies or programs, except, in each case, to the extent such treatment would result in duplicative benefits.

(d)               With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall take commercially reasonable efforts to, or to cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements, waiting periods, and any other restriction that would prevent immediate or full participation under any welfare benefit plan maintained by the Surviving Corporation with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans or comparable welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the same plan year in which the Effective Time occurs in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under the relevant welfare benefit plan in which Continuing Employees participate from and after the Effective Time, as if there had been a single continuous employer, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time. Such credited expenses, if any, shall count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(e)                From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Benefit Plans and compensation, retention and employment arrangements, and agreements identified in Section 5.07(e) of the Disclosure Letter in accordance with their terms as in effect immediately before the Effective Time.

(f)                The Company shall provide Parent with the right to review any material written communications related to the transactions contemplated hereby that are intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries.

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(g)               If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s applicable 401(k) plan (the “Parent 401(k) Plan”), permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but not inclusive of loans), in the form of cash, in an amount equal to the full account balance (excluding loans) distributed to such employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(h)               No later than fifteen (15) Business Days following the date of this Agreement, the Company shall deliver to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and its Subsidiaries and (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and tax gross-up payments, if any) that could be paid to, or benefits received by, such disqualified individual as a result of any of the transactions contemplated by this Agreement or a termination of employment or service (with respect to either of the foregoing, alone or in combination with any other event, including as the result of the accelerated vesting of Company Equity Awards or the making of the Option Payments or the Company RSU Payments), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual, (iii) the amount of “excess parachute payments” (as defined in Section 280G of the Code) and (iv) underlying documentation on which such calculations are based.

(i)                 The provisions of this Section 5.07 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.07.

Section 5.08.      Public Announcements. Except with respect to (i) any public statement by the Company containing (A) a Company Adverse Recommendation Change and (B) a statement of the reasons of the Board of Directors of the Company for making such Company Adverse Recommendation Change, made in accordance with, and after compliance with, Section 5.02 (in which case, this Section 5.08 shall apply only to such public statement with respect to any information relating to Parent or its business, financial condition or results of operations set forth in such public statement) and (ii) any public statement by Parent issued in connection with the issuance of a public statement of the type referred to in clause (i), Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or any listing agreement

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with, or rules of, any national securities exchange or national securities quotation system on which the securities of such Party are listed. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties. Notwithstanding the foregoing, Parent may make public statements with respect to this Agreement and the transactions contemplated hereby, including their effect on Parent’s business and its financial projections, with investors, analysts and Financing Sources, including, without limitation, on its periodic earnings calls and in any “road show”, so long as Parent’s comments are not inconsistent with the press releases previously issued and agreed upon by the Parties.

Section 5.09.      Section 16 Matters. Prior to the Effective Time, the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10.      Third Party Consent. Prior to the Closing, the Company shall use its reasonable best efforts to deliver the required notices to, and obtain the required consents or waivers from, the counterparties to the Contracts listed in Section 5.10 of the Disclosure Letter in connection with the Merger; provided, that the Company shall not be required to pay any material cash consideration to any such third parties in connection with the obtaining of the required consents or waivers pursuant to this Section 5.10. Without limiting the express obligations in the preceding sentence, Parent acknowledges and agrees (and Merger Sub will acknowledge and agree) that having actually obtained any such consents or waivers is not a condition to Closing.

Section 5.11.      Treatment of Certain Indebtedness. The Company shall cause its Subsidiaries to deliver all notices and take all other reasonable actions to cause (a) the repayment in full on the Closing Date (or in the case of letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all obligations then outstanding under, (b) the release on the Closing Date in connection with such repayment of all Liens securing such obligations under, and (c) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of, the Credit Agreement (such actions described in clauses (a) through (c), the “Existing Credit Facility Terminations”), including by obtaining a payoff letter in customary form from the agent under the Credit Agreement; provided, that in no event shall this Section 5.11 require the Company or any of its Subsidiaries to (i) cause any of the Existing Credit Facility Terminations to be effective until the Closing shall have occurred; or (ii) require the Company or any of its Subsidiaries to incur any liability in connection with the Existing Credit Facility Terminations that is effective prior to the occurrence of the Effective Time.

Section 5.12.      Stock Exchange Delisting; Director Resignation.

(a)                Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and

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rules and policies of the NASDAQ Global Select Market to enable the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ Global Select Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

(b)               At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and its Subsidiaries (other than directors of Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 5.13.      Takeover Laws. If any Takeover Law is or may become applicable to this Agreement, the Voting and Support Agreements, the Merger, any of the other transactions contemplated by this Agreement or the Voting and Support Agreements, the Company, Parent or Merger Sub, each of the Company, Parent, and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions (including Merger) may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or render inapplicable the effects of such Takeover Law on such transactions.

Section 5.14.      Shareholder Litigation. The Company shall as promptly as reasonably practicable following its being notified of the same notify Parent in writing of, and shall give Parent the opportunity to participate in (but not control) the defense and settlement of, any Action against the Company or its directors, executive officers, or similar persons by any shareholder of the Company relating, directly or indirectly, to this Agreement, the Merger, or the other transactions contemplated by this Agreement (the “Shareholder Litigation”). Notwithstanding anything to the contrary, the Company shall not communicate with any opposing party in any Shareholder Litigation regarding any settlement thereof without either (a) consulting with Parent in advance of such communication, taking into account in good faith Parent’s views as to acceptable settlement terms and promptly informing Parent of the contents of such communication or (b) allowing Parent’s counsel to participate in such communication. The Company shall not settle any Shareholder Litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed).

Section 5.15.      Financing.

(a)                Parent shall not agree to any amendment or modification to, or grant any waiver of, any provision under the Commitment Letter without the prior written consent of the Company if such amendment, modification or waiver would (i) impose additional conditions to the receipt of the Financing on the Closing Date, or otherwise amend or modify any such conditions in a manner that is adverse in any material respect to Parent or the Company, (ii) individually or in the aggregate with all other amendments, modifications or waivers to the Commitment Letter, reasonably be expected to prevent or make less likely to occur the funding of the commitments thereunder on the Closing Date or (iii) reduce the aggregate amount of the available commitments thereunder other than to the extent the representations set forth in Section 4.07(c) would continue to be true after giving effect thereto (the foregoing clauses (i) through (iii), the “Prohibited Changes”); provided that, without the consent of the Company, Parent may amend (it being understood that no such amendment shall constitute a Prohibited Change) the

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Commitment Letter to add additional lenders, arrangers, bookrunners and agents or to implement or exercise any of the “market flex” provisions contained in any Fee Letter. Notwithstanding the foregoing or any provision of this Agreement to the contrary, Parent shall be entitled to replace the Commitment Letter by entering into definitive documentation with respect to the Financing on or prior to the Closing so long as such definitive documentation is on terms and conditions consistent with the Commitment Letter and would not result in Prohibited Changes.

(b)               Parent will use its reasonable best efforts to consummate the Financing on the terms and subject to the conditions set forth in the Commitment Letter, including, prior to the consummation of the Financing in an aggregate amount that is sufficient (taken together with any cash available to Parent) for the representation set forth in Section 4.07(c) to continue to be true, using its reasonable best efforts to (i) maintain in effect the Commitment Letter (including any definitive documentation entered into in connection therewith), (ii) satisfy all conditions in the Commitment Letter (including any definitive documentation entered into in connection therewith) applicable to Parent and Merger Sub to obtaining the Financing thereunder as promptly as practicable (taking into account the expected timing of the Effective Time) (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information to Parent or otherwise comply with its obligations or the accuracy of any of its representations under this Agreement), (iii) as promptly as practicable (taking into account the expected timing of the Effective Time), negotiate, execute, and deliver definitive documentation with respect to the Financing contemplated by the Commitment Letter on the terms and subject to the conditions contemplated by the Commitment Letter (or on terms not less favorable to Parent and Merger Sub than the terms and conditions (including market flex provisions) set forth in the Commitment Letter and related Fee Letter), and (v) subject to the satisfaction of the conditions set forth in the Commitment Letter and Sections 6.01 and 6.02, cause the Financing Sources party thereto to fund the Financing thereunder on or prior to the Closing Date. If any portion of the Financing otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate Per Share Merger Consideration and all fees and expenses payable by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, Parent and Merger Sub will use their reasonable best efforts to arrange to obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to pay the aggregate Per Share Merger Consideration and such fees and expenses payable by Parent and Merger Sub. Notwithstanding anything in this Section 5.15 to the contrary, solely to the extent the representations set forth in Section 4.07(c) shall continue to be true, Parent will have the right to substitute the proceeds of consummated equity securities issuances or equity linked, convertible, exchangeable or other debt securities issuances or other incurrences of debt for all or any portion of the amount contemplated to be provided by the Bridge Financing contemplated by the Bridge Commitment Letter and may reduce the amount of the commitments thereunder. Any reference in this Agreement to the “Financing” will include the Bridge Financing and any such alternative, replacement or substitute financing, any reference in this Agreement to the “Commitment Letter” will include the Bridge Commitment Letter and the commitment letter, if any, and the corresponding fee letter with respect to any such alternative financing or such replacement financing.

(c)                Upon the Company’s reasonable request, Parent will keep the Company reasonably informed on a reasonably current basis of the status of Parent’s and Merger Sub's efforts to arrange the Financing and to satisfy the conditions thereof, including, upon the

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Company’s reasonable request, advising and updating the Company, in a reasonable level of detail, with respect to status of definitive documentation for the Financing and any funding thereof. Parent shall give the Company prompt written notice (i) of any material breach or default, repudiation, or termination of any provisions of the Commitment Letter or definitive documentation relating to the Financing (other than, in the case of the commitments with respect to the Bridge Financing or the Bridge Financing, in accordance with the terms thereof), in each case, by any party thereto, of which Parent becomes aware or (ii) if for any reason Parent determines in good faith that it will not be able to obtain all or any portion of the Bridge Financing under the Bridge Commitment Letter on the Closing Date (other than as a result of a reduction in accordance with the terms thereof).

(d)               In no event shall the receipt or availability of any funds or financing (including the Financing) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder, it being understood that nothing in this Section 5.15(d) is intended to limit (i) the provision of the Required Information pursuant to Section 2.02 or (ii) any condition contained in Section 6.01 or 6.02.

Section 5.16.      Financing Cooperation.

(a)                In connection with Parent’s financing in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Financing”), prior to the Closing, the Company shall provide to Parent and Merger Sub, at Parent’s sole expense, customary cooperation reasonably requested by Parent and Merger Sub that is necessary in connection with the arrangement and consummation of the Parent Financing, including (in each case, to the extent reasonably requested by Parent):

(i)                 participating in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions between senior management and the actual or perspective Financing Sources;

(ii)               (A) promptly providing (1) the Required Information and (2) such other pertinent information regarding the Company and its Subsidiaries and such other financial data relating to the Company and its Subsidiaries as may be reasonably available to the Company and which is reasonably requested by Parent in connection with the preparation of one or more bank information memoranda and packages (confidential and public), lender and investor presentations, rating agency materials, private placement memoranda, offering memoranda, prospectuses and similar documents customary in order to consummate the Parent Financing or that would be necessary to obtain a consent from or receive customary “comfort” letters from the independent registered public accounting firm of the Company (including negative assurance comfort), and (B) cooperating with Parent in preparing such pro forma financial statements and other pro forma financial data and financial information;

(iii)             providing reasonable and customary assistance with the preparation of documents customarily required in connection with any bank debt, public or private senior note financings or equity securities issuances or equity linked, convertible, exchangeable or other debt securities issuances and, to the extent required under the Commitment Letter (including any alternative or replacement financing referred to in Section 5.15(b)) or any other financing in

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connection with the transactions contemplated by this Agreement, providing all documentation and other information relating to the Company or any of its Subsidiaries required thereunder, including the customary representation letter to the independent registered public accounting firm of the Company in connection with the delivery of a comfort letter or any consent, customary consents to use the audit reports relating to the Company, the customary authorization letters in connection with any bank debt and any documentation or other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(iv)             using reasonable best efforts to assist Parent in obtaining legal opinions from applicable outside counsel (and not internal counsel) as customarily required in connection with any bank debt or public or private senior note financings or equity securities issuances or equity linked, convertible, exchangeable or other debt securities issuances, as the case may be (including, in all cases, the Parent Financing); and

(v)               using reasonable best efforts to cause the Company’s registered public accounting firm to provide written consent to use such firm’s audit report in a registration statement filed with the SEC or in any other offering document and to deliver a customary “comfort” letter (including negative assurance comfort) to the Financing Sources as customarily required in connection with any public or private senior note financings or equity securities issuances or equity linked, convertible, exchangeable or other debt securities issuances (including, in all cases, the Parent Financing).

(b)               Notwithstanding anything to the contrary in this Section 5.16, no obligation of the Company or any of its Subsidiaries under any certificate or document (other than the customary representation letter to the independent registered public accounting firm of the Company in connection with the delivery of a comfort letter or consent, any customary authorization letters in connection with any bank debt and any notices of prepayment and/or commitment terminations which are delivered by the Company not in contravention of the applicable agreement and conditioned upon the consummation of the Merger and delivered in accordance with Section 5.11) will be effective until the Effective Time. In addition, Parent will indemnify, defend and hold harmless the Company and its Subsidiaries and its and their Representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties suffered or incurred by any of them in connection with any Parent Financing and any information used in connection therewith, except and solely to the extent that any such obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties, fees, costs or other liabilities are suffered or incurred as a result of the Company’s or its Subsidiaries or its or their Representatives’ gross negligence, bad faith, willful misconduct or material breach of this Agreement.

(c)                Notwithstanding the requirements of this Section 5.16, (i) none of the Company or any of the Company’s Subsidiaries will be required to pay or commit to pay any commitment or other fee or incur any other liability (including any guarantee, indemnity or pledge) for the Financing prior to the Effective Time, except fees that are promptly reimbursed by Parent and (ii) nothing in this Section 5.16 will require the Company or any of its Subsidiaries to provide any information or take any action, the disclosure or taking of which would violate applicable Law, any fiduciary duty, any Contract or obligation of confidentiality owing to a third-party, or

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jeopardize the protection of the attorney-client privilege (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents on the basis of any such Law, duty, Contract, obligation or privilege, shall withhold only that portion of such information that is reasonably necessary to be withheld to not violate applicable Law, duty, Contract or obligation and to preserve attorney-client privilege, and thereafter the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such Law, duty, Contract or obligation or waive attorney-client privilege).

Section 5.17.      Formation of Merger Sub. Parent shall form Merger Sub as promptly as practicable, but in any event within five (5) Business Days, following the date hereof, and shall cause Merger Sub, upon its formation, to execute and delivery the Joinder Agreement and agree to be bound hereunder. Merger Sub’s articles of incorporation and bylaws shall be in a form reasonably acceptable to Parent and the Company.

Article 6
Conditions to the Merger

Section 6.01.      Conditions to the Obligations of Each Party to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company as of the Closing of the following conditions:

(a)                Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)               Termination of HSR Waiting Period. All applicable waiting periods (including all extensions thereof) under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

(c)                No Injunctions, Orders or Restraints. No Governmental Authority of competent jurisdiction, located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business operations, shall have enacted, entered, or enforced any Order or Law which is in effect and declares unlawful or enjoins or prohibits the consummation of the Merger.

(d)               Other Antitrust Approvals. All approvals or consents required under any other Antitrust Laws set forth in Section 6.01(d) of the Disclosure Letter shall have been obtained.

Section 6.02.      Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent as of the Closing of the following conditions:

(a)                Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Section 3.04 (other than the last two sentences of Section 3.04(c)) (Capitalization) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such

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representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) each of the representations and warranties of the Company contained in the first sentence of Section 3.01(a) (Standing, and Corporate Power), Section 3.01(b) (Organization), Section 3.02 (Authority), the last two sentences of Section 3.04(c) (Capitalization), the first two sentences of Section 3.05(a), Section 3.05(b), (c) and the last sentence of Section 3.05(d) (Subsidiaries), Section 3.23 (Takeover Laws), Section 3.24 (Opinion of Financial Advisor) and Section 3.25 (No Brokers) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (iii) the representation and warranty of the Company contained in Section 3.09(b) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, and (iv) each other representations and warranties of the Company contained in Article 3 shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (iv), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)               Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

(c)                No Material Adverse Effect. Since the date of this Agreement, there has not been a Material Adverse Effect.

(d)               Officer’s Certificate. Parent shall have received an officer’s certificate signed by an executive officer of the Company certifying as to the satisfaction of the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

Section 6.03.      Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company as of the Closing of the following conditions:

(a)                Representations and Warranties. The representations and warranties of Parent contained in Article 4 shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

(b)               Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

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(c)                Officer’s Certificate. The Company shall have received an officer’s certificate signed by an executive officer of Parent and Merger Sub certifying as to the satisfaction of the conditions set forth in Section 6.03(a) and Section 6.03(b).

Article 7
Termination

Section 7.01.      Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except as otherwise expressly noted), as follows:

(a)                by mutual written consent of the Company and Parent;

(b)               by either Parent or the Company, upon written notice to the other Party:

(i)                 if the Closing shall not have occurred on or before 5:00 p.m., Eastern time, on October 30, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any Party whose breach or failure to perform or comply with any obligation under this Agreement resulted in or was a primary cause of the failure of the Closing to occur on or before the End Date;

(ii)               if any Governmental Authority of competent jurisdiction, located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business operations, shall have enacted, entered or enforced any Order or Law permanently enjoining, restraining, prohibiting, or making illegal the consummation of the Merger, which Order or Law shall have become final and non-appealable; provided, however, that (A) the Party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used its reasonable best efforts to remove such Order or Law and (B) the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party whose breach or failure to perform or comply with any obligation under this Agreement resulted in or was a primary cause of the issuance of such Order or Law; or

(iii)             if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)                by Parent, upon written notice to the Company, if there has been any violation or breach by the Company of any covenant, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 6.01 or Section 6.02 and (i) such violation or breach has not been waived by Parent, (ii) Parent has provided written notice to the Company of such violation or breach and its intent to terminate this Agreement pursuant to this Section 7.01(c), and (iii) such violation or breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by the Company within thirty (30) days after receiving such written notice thereof from Parent (or, if earlier, by the End Date); provided, however, Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.01(c) if there has been a violation or breach by Parent or Merger Sub

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which has prevented or would prevent satisfaction of any condition to the obligation of the Company to effect the Merger set forth in Section 6.01 or Section 6.03;

(d)               by the Company, upon written notice to Parent, if there has been any violation or breach by Parent or Merger Sub of any covenant, representation, or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligation of the Company to effect the Merger set forth in Section 6.01 or Section 6.03 and (i) such violation or breach has not been waived by the Company, (ii) the Company has provided written notice to Parent of such violation or breach and its intent to terminate this Agreement pursuant to this Section 7.01(d), and (iii) such violation or breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by Parent and Merger Sub within thirty (30) days after receiving such written notice thereof from the Company (or, if earlier, the End Date); provided, however, the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.01(d) if there has been a violation or breach by the Company which has prevented or would prevent satisfaction of any condition to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 6.01 or Section 6.02;

(e)                by the Company, upon written notice to Parent, prior to the time at which the Company Shareholder Approval has been obtained, in order to concurrently enter into a definitive Alternative Acquisition Agreement with respect to an Acquisition Proposal that the Board of Directors of the Company has concluded constitutes a Superior Proposal in accordance with Section 5.02; provided, that the Company (i) prior to or concurrently with such termination pays to Parent by wire transfer in immediately available funds the Company Termination Fee required to be paid pursuant to Section 7.03(b) and (ii) concurrently with such termination, enters into such definitive Alternative Acquisition Agreement;

(f)                by Parent, upon written notice to the Company, in the event that (i) the Board of Directors of the Company shall have effected a Company Adverse Recommendation Change, (ii) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 5.02 or (iii) the Company shall have violated or breached Section 5.03 in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Company Shareholder Approval; or

(g)               by the Company, upon written notice to Parent, if (i) all of the conditions to the Closing set forth in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing itself, each of which is capable of being satisfied at such time), (ii) the Company shall have delivered a written notice to Parent certifying that all conditions set forth in Section 6.01 and Section 6.03 have been satisfied (or would be satisfied if the Closing were to occur on the date of such notice) and the Company stands ready, willing, and able to effect the Merger at such time, and (iii) Parent fails to effect the Merger by the third Business Day after the later of (A) delivery of such notification described in clause (ii) and (B) the date on which the Closing should have occurred pursuant to Section 2.02.

Section 7.02.      Effect of Termination. In the event that this Agreement is terminated pursuant to Section 7.01, written notice thereof shall be given by the terminating Party to the other Party identified in Section 7.01, specifying the provisions hereof pursuant to which such

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termination is made and the basis therefor, and this Agreement shall forthwith become null and void and of no effect without liability or obligation on the part of any Party (or any Affiliate of such Party and such Party’s and its Affiliates’ respective Representatives), except that no such termination shall relieve any Party from any liabilities or damages resulting from any fraud or any Willful Breach of this Agreement by such Party prior to such termination (subject to Section 7.03(f)) or from any obligation to pay the Company Termination Fee pursuant to Section 7.03(b) or Section 7.03(c) or the Parent Termination Fee pursuant to Section 7.03(d); provided, however, that the provisions of Article 1, this Section 7.02, Section 7.03, Section 7.04 and Article 8 and the Confidentiality Agreement shall each survive the termination of this Agreement, as applicable, in accordance with their respective terms.

Section 7.03.      Fees and Expenses.

(a)                Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, it being understood and agreed that Parent shall be solely responsible for payment of any and all filing fees payable under the HSR Act and any other Antitrust Laws.

(b)               In the event that this Agreement is terminated by Parent pursuant to Section 7.01(f) or by the Company pursuant to Section 7.01(e), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee (i) on or before the third Business Day following the date of such termination (in the case of termination by Parent pursuant to Section 7.01(f)) or (ii) concurrently with such termination (in the case of termination by the Company pursuant to Section 7.01(e)), by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Company by Parent.

(c)                In the event that this Agreement is terminated by the Company pursuant to Section 7.01(b)(i), or Parent pursuant to Section 7.01(b)(i) (unless the Company would have at such time been entitled to terminate this Agreement pursuant to Section 7.01(d) but for such termination pursuant to Section 7.01(b)(i)), or by the Company or Parent pursuant to Section 7.01(b)(iii), or by Parent pursuant to Section 7.01(c), and, in any such case, (i) at any time after the date of this Agreement and prior to the termination of this Agreement (or the date of the Shareholders Meeting in the case of termination pursuant to Section 7.01(b)(iii)), an Acquisition Proposal shall have been publicly announced and not publicly withdrawn or been communicated to the management or the Board of Directors of the Company and (ii) within twelve (12) months after such termination, (A) the Company enters into a definitive agreement with respect to any Acquisition Proposal with another Person (which need not be the same Acquisition Proposal described in clause (i) above) and such Acquisition Proposal is thereafter consummated or (B) the Company consummates the transactions contemplated by any Acquisition Proposal (which need not be the same Acquisition Proposal described in clause (i) above), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee prior to or concurrently with the consummation of such transaction by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Company by Parent. For purposes of only subclause (ii) of this Section 7.03(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(i)(i), except that the references to “20%” shall be deemed to be references to “50%”.

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(d)               In the event that this Agreement is terminated by the Company pursuant to Section 7.01(g), then Parent shall pay, or cause to be paid, to the Company an amount equal to $500,000,000 (the “Parent Termination Fee”) on or before the third Business Day following the date of such termination by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to Parent by the Company.

(e)                Each of the Parties acknowledges and agrees that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent or Merger Sub would enter into this Agreement. Accordingly, if the Company fails to promptly pay the Company Termination Fee in accordance with Section 7.03(b) or Section 7.03(c) or Parent fails to promptly pay the Parent Termination Fee in accordance with Section 7.03(d) (as applicable, the “Non-Paying Party”), and, in order to obtain such payment, the other Party (the “Recipient Party”) commences a suit that results in a judgment against the Company for the Company Termination Fee or Parent for the Parent Termination Fee (or any portion thereof), as the case may be, then the Non-Paying Party shall pay, or cause to be paid, to Recipient Party its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as the case may be, from and including the date payment of such amount was due through the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus two percent (2%). Each of the Company Termination Fee and the Parent Termination Fee is non-refundable and shall not be set off by or credited against any other payment.

(f)                Notwithstanding anything to the contrary in this Agreement, upon termination of this Agreement in accordance with its terms, Parent’s right, if any, to receive the Company Termination Fee from the Company pursuant to Section 7.03(b) or Section 7.03(c), and the Company’s right, if any, to receive the Parent Termination Fee from Parent pursuant to Section 7.03(d), and the amounts described in Section 7.03(e), shall be the sole and exclusive remedy of Parent and Merger Sub or the Company, as the case may be, and their respective Affiliates against the Parties and their respective former, current or future shareholders, directors, officers, Affiliates, agents, or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of the Company Termination Fee by the Company or the Parent Termination Fee by Parent, as the case may be, and any applicable amount described in Section 7.03(e), none of the Parties or any of their respective former, current, or future shareholders, directors, officers, Affiliates, agents, or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement; provided that nothing in this Section 7.03(f) shall (i) relieve any Party from any liabilities or damages resulting from any fraud or Willful Breach committed by such Party prior to such termination (except in the case of a termination of this Agreement by the Company pursuant to Section 7.01(g) entitling the Company to receive the Parent Termination Fee), or (ii) modify the agreements set forth in Sections 8.13. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Company Termination Fee more than once or shall Parent be required to pay the Parent Termination Fee more than once.

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Section 7.04.        Amendment. This Agreement may be amended by the Parties at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval; provided, however, that (a) any such amendment shall be in a writing specifically designated as an amendment hereto and signed on behalf of each of the Parties, (b) after the Company Shareholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company without such further approval, and (c) no amendment shall be made to this Agreement after the Effective Time; provided, further, that this Section 7.04, Section 7.03(f), Section 7.05, Section 8.05, Section 8.06, Section 8.07, Section 8.08, Section 8.09 and Section 8.13 (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment of such definition or other provision would modify, amend, or waive the substance of this Section 7.04, Section 7.03(f), Section 7.05, Section 8.05, Section 8.06, Section 8.07, Section 8.08, Section 8.09 or Section 8.13) may not be amended in a manner that would be adverse to any Financing Source without the prior written consent of such Financing Source (and any such amendment without such consent shall be null and void).

Section 7.05.      Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein; provided, however, that after receipt of the Company Shareholder Approval, no waiver may be made that pursuant to applicable Law requires further approval by the shareholders of the Company without such further approval; provided, further that compliance with any of the agreements or conditions contained in Section 7.03(f), Section 7.04, this Section 7.05, Section 8.05, Section 8.06, Section 8.07, Section 8.08, Section 8.09 and Section 8.13 will not be waived in a manner that would be adverse to any Financing Source without the prior written consent of such Financing Source (and any such waiver without such consent shall be null and void). No failure to exercise, and no delay in exercising, any right, power, or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No waiver of any provision of this Agreement shall be effective except by written instrument executed by the Party against whom the waiver is to be effective. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

Article 8
General Provisions

Section 8.01.      No Survival. Each of the Parties, intending to modify any applicable statute of limitations, agree that (a) none of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant hereto shall survive the Effective Time for any purpose, (b) none of the covenants or agreements that, by their terms, contemplate performance at or prior to the Effective Time shall survive the Effective Time for any purpose,

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and (c) covenants or agreements that, by their terms, contemplate performance following the Effective Time shall survive the Effective Time for the period set forth therein or until fully performed.

Section 8.02.      Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) one (1) Business Day after deposit with Federal Express or similar overnight courier service for delivery the next Business Day, or (c) upon written confirmation of receipt if delivered by facsimile or email transmission (with a copy sent by overnight prepared courier service for delivery the next Business Day). Notices, demands and other communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)        if to Parent (or, from and after its formation, Merger Sub), to:

Keysight Technologies, Inc.
1400 Fountaingrove Parkway
Santa Rosa, CA 95403
Attention: Stephen D. Williams, General Counsel
Email: stephen_d_williams@keysight.com
Facsimile: (707) 540-6494

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza

New York, New York, 10006
Attention: Ethan Klingsberg

Neil Markel

Email: eklingsberg@cgsh.com

nmarkel@cgsh.com
Facsimile: (212) 225-3999

if to the Company, to:

Ixia
26601 West Agoura Road

Calabasas, CA 91302
Attention: Matt Alexander, General Counsel

Email: malexander@ixiacom.com
Facsimile: (818) 936-0462

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with a copy (which shall not constitute notice) to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Kenneth L. Henderson

Katherine F. Ashton

Email: Kenneth.henderson@bryancave.com

Kfashton@bryancave.com

Facsimile:  (212) 541-1357

(310) 260-4154

Section 8.03.      Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement and the Voting and Support Agreements contain the entire understanding of the Parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter.

Section 8.04.      Disclosure Letter. The Disclosure Letter is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except and solely to the extent that a representation or warranty set forth in Article 3 of this Agreement specifically states that a correct and complete list of a particular item is set forth on a particular section of the Disclosure Letter. The fact that any item or other information is disclosed in the Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item or other matter in the Disclosure Letter shall not be construed as an admission or indication that such item or other matter is or is not material, that such item has had or would reasonably be expected to have a Material Adverse Effect or that such item will in fact exceed any applicable threshold limitation set forth in this Agreement. Headings in the Disclosure Letter are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. The information contained in this Agreement and in the Disclosure Letter, and all exhibits hereto is disclosed solely for purposes of this Agreement, and nothing contained herein or therein shall be deemed to be an admission by the Company, or following the Merger the Surviving Corporation, or Parent (as applicable) to any Person of any matter whatsoever (including any violation of Law, breach of contract, or any other liability or responsibility in connection with any pending, threatened, or future matter or proceeding) or a waiver by the Company, or following the Merger the Surviving Corporation, or Parent (as applicable) of any rights or remedies against any Person.

Section 8.05.      Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns and, to the extent set forth in Section 8.06, the Financing Sources and other Persons referred to therein. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no

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such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder or (b) to Financing Sources for collateral security purposes in connection with the Financing.

Section 8.06.      No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any legal or equitable rights, benefits, remedies, obligations, or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the Parties specifically acknowledge and agree that after the Effective Time, (a) Section 5.06 shall be enforceable by each Indemnified Party and his or her heirs and (b) each holder of Company Common Stock shall be entitled to enforce the provisions of Article 2 to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article 2. Notwithstanding anything in this Agreement to the contrary, Section 7.03(f), Section 7.04, Section 7.05, Section 8.05, this Section 8.06, Section 8.07, Section 8.08, Section 8.09 and Section 8.13 are intended for the benefit of, and shall be enforceable by, the Financing Sources.

Section 8.07.      Governing Law. This Agreement and its enforcement will be governed by, and interpreted in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state (provided that the Merger and the exercise of the dissenters’ rights with respect to the Merger shall be governed by the Laws of the State of California) without regard to the conflicts of law provisions thereof that would apply the laws of any other jurisdiction; provided that, except as specifically set forth in the Commitment Letter, any Action, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including the Merger and the Financing, or any dispute arising out of or relating in any way to the Merger, the Commitment Letter, the Financing, the performance thereof or the transactions contemplated thereby shall be governed by, and constructed in accordance with, the Laws of the State of New York.

Section 8.08.      Consent to Jurisdiction. Each Party hereby submits to the exclusive jurisdiction of the federal court in the Central District of California and any appellate courts therefrom, or if that court does not have subject matter jurisdiction, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (the “Chosen Courts”), for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court. Each of the Parties irrevocably and unconditionally waives and agrees not to plead or argue in any such court (a) that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve process in accordance with applicable Law, (b) that it or its property is exempt or immune from jurisdiction of the Chosen Courts or from any legal process commenced in the Chosen Courts (including but not limited to service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action, or proceeding in the Chosen Courts is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. Notwithstanding anything in this Agreement to the contrary, each of the Parties agrees that it will not bring or support any Action, whether in law or in equity, whether in contract or in tort or

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otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including the Merger and the Financing, or any dispute arising out of or relating in any way to the Merger, the Commitment Letter, the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than the United States federal court located in, or if that court does not have subject matter jurisdiction, in any New York state court located in, the Borough of Manhattan within the City of New York.

Section 8.09.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE MERGER AND THE FINANCING (INCLUDING ANY ACTION, PROCEEDING, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE INVOLVING ANY FINANCING SOURCE).

Section 8.10.      Specific Performance. The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to seek injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) subject to the proviso in the last sentence to this Section 8.10, by seeking any remedy provided for in this Section 8.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 8.10 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 8.10 before exercising any other right under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to obtain specific performance of Parent’s and Merger Sub’s obligation to consummate the Merger unless each of the following conditions are satisfied (a) all of the conditions set forth in Section 6.01 and Section 6.02 shall have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing itself, but subject to satisfaction thereof if the Closing were to occur at that time), (b) the Financing has been funded or will be funded at the Closing, (c) Parent has failed to close within three (3) Business Days after the later of (i) the date the Closing should occur in accordance with Section 2.02 and (ii) receipt of the written confirmation described in the following clause (d), and (d) the Company has confirmed to Parent in writing that if specific performance is granted and the Financing is funded, and Parent otherwise complies with its obligations hereunder, then the Closing will occur; provided that, notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of Parent’s obligation to consummate the Merger and a payment of the Parent Termination Fee.

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           Section 8.11.         Severability. If any provisions of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, then (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12.      Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

Section 8.13.      Liability of Financing Sources. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that none of the Financing Sources shall have any liability to the Company or its Affiliates relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the Merger and the Financing, whether in law or in equity, whether in contract or in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any Financing Sources under this Agreement and any other agreement contemplated by, or entered into in connection with, the Financing, including any commitments by the Financing Sources in respect of the Financing. Notwithstanding anything herein to the contrary, in no event shall the Company or its Affiliates be entitled to seek the remedy of specific performance of this Agreement against any of the Financing Sources.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KEYSIGHT TECHNOLOGIES, INC.

By: /s/ Ronald S. Nersesian

Name: Ronald S. Nersesian

Title: President and CEO

IXIA

By: /s/ Matthew S. Alexander

Name: Matthew S. Alexander

Title: Senior Vice President, General Counsel and Corporate Secretary

Exhibit A

JOINDER AGREEMENT

February [●], 2017

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of January 30, 2017 (the “Merger Agreement”), by and between Keysight Technologies, Inc., a Delaware corporation (“Parent”), and Ixia, a California corporation (the “Company”). Unless otherwise defined herein, terms used herein shall have the meanings given to them in the Merger Agreement.

WHEREAS, the Merger Agreement provides that promptly following the execution and delivery thereof, Parent shall form a new wholly owned subsidiary as a California corporation and Parent shall cause such entity to, and such entity shall, sign a joinder agreement to the Merger Agreement and be bound thereunder;

WHEREAS, the undersigned, [●], a California corporation (“Merger Sub”), was duly incorporated by Parent on [●], 2017;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, representations, warranties and agreements set forth in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, Merger Sub agrees as follows:

1.	Merger Sub is, and shall be deemed to be for all purposes, a party to the Merger Agreement, and is and shall be bound by all of the terms and conditions of the Merger Agreement applicable to Merger Sub, effective as of the date hereof, as if it were an original signatory thereto.

2.	Merger Sub expressly disclaims reliance on any and all representations and warranties other than the representations and warranties set forth in Article 3 of the Merger Agreement, whether express or implied.

3.	Merger Sub acknowledges and agrees that having actually obtained any consents or waivers referenced in Section 5.10 of the Merger Agreement is not a condition to Closing.

The provisions of Article 8 of the Merger Agreement are incorporated herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, Merger Sub has executed this Agreement as of the date set forth above and agrees to be bound by the terms of the Merger Agreement applicable to Merger Sub.

[●]

By:
Name:
Title:

Acknowledged and agreed:

KEYSIGHT TECHNOLOGIES, INC.

By:
Name:
Title:

IXIA

By:
Name:
Title: